                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY SCHEDULES

                                                                               Page
Index to Consolidated Financial Statements

Consolidated Financial Statements:

     Report of Management                                                        2

     Report of Independent Accountants                                           3

     Consolidated Statements of Operations and Comprehensive Income (Loss)       4

     Consolidated Balance Sheets                                                 5

     Consolidated Statements of Cash Flows                                       6

     Consolidated Statements of Shareowners' Equity (Deficit)                    7

     Notes to Consolidated Financial Statements                                  8

Financial Statement Schedule:

     For each of the three years in the period ended December 31, 2002:

     II  - Valuation and Qualifying Accounts                                    53

Financial statements and financial statement schedules other than that listed above have been omitted because the required information is contained in the financial statements and notes thereto, or because such schedules are not required or applicable.

REPORT OF MANAGEMENT

The management of Broadwing Inc. is responsible for the information and representations contained in this report. Management believes that the financial statements have been prepared in accordance with generally accepted accounting principles and that the other information in this report is consistent with those statements. In preparing the financial statements, management is required to include amounts based on estimates and judgments that it believes are reasonable under the circumstances.

In meeting its responsibility for the reliability of the financial statements, management maintains a system of internal accounting controls, which is continually reviewed and evaluated. Our internal auditors monitor compliance with the system of internal controls in connection with their program of internal audits. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. Management believes that its system provides reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization, that the recorded accountability for assets is compared with the existing assets at reasonable intervals, and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organization arrangements that provide an appropriate division of responsibility, and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization.

The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. Their audit was conducted in accordance with auditing standards generally accepted in the United States of America. The Audit and Finance Committee of the Board of Directors, which is composed of five directors who are not employees, meets periodically with management, the internal auditors and PricewaterhouseCoopers LLP to review their performance and responsibilities and to discuss auditing, internal accounting controls and financial reporting matters. Both the internal auditors and the independent accountants periodically meet alone with the Audit and Finance Committee and have access to the Audit and Finance Committee at any time.

/s/ Kevin W. Mooney
Kevin W. Mooney
Chief Executive Officer

/s/ Thomas L. Schilling
Thomas L. Schilling
Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
Shareowners of Broadwing Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Broadwing Inc. ("the Company") and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 in 2002 and changed its method of accounting for goodwill and other intangible assets. Also, as discussed in Note 1 to the consolidated financial statements, the Company adopted SEC Staff Accounting Bulletin No. 101 in 2000 and changed its method of accounting for certain revenue and related costs.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
March 27, 2003, except for Note 18, which is as of December 1, 2003

                                                                  Broadwing Inc.

      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                 (Millions of Dollars, Except Per Share Amounts)

                                                                                                  Year Ended December 31
                                                                                           ------------------------------------
                                                                                              2002         2001         2000
                                                                                           ----------   ----------   ----------
REVENUE                                                                                    $  2,155.9   $  2,271.6   $  1,973.7
COSTS AND EXPENSES
  Cost of services and products (excluding
       depreciation of $373.9, $353.4, and $258.7, respectively, included below)              1,027.7      1,130.9        939.0
  Selling, general and administrative                                                           487.4        561.6        579.6
  Depreciation                                                                                  471.0        441.2        346.0
  Amortization                                                                                   25.3        113.6        113.5
  Restructuring                                                                                  37.1         93.4         (0.8)
  Asset Impairments and other                                                                 2,200.9        152.0            -
                                                                                           ----------   ----------   ----------
     Total costs and expenses                                                                 4,249.4      2,492.7      1,977.3
                                                                                           ----------   ----------   ----------
OPERATING LOSS                                                                               (2,093.5)      (221.1)        (3.6)
Minority interest expense                                                                        57.6         51.3         44.1
Equity loss in unconsolidated entities                                                              -          4.0         15.5
Interest expense and other financing costs                                                      164.2        168.1        163.6
Loss (gain) on investments                                                                       10.7        (11.8)       356.3
Other expense (income), net                                                                      (0.5)       (20.4)         1.8
                                                                                           ----------   ----------   ----------
Loss from continuing operations before income taxes, discontinued
  operations and cumulative effect of change in accounting principle                         (2,325.5)      (412.3)      (584.9)
Income tax expense (benefit)                                                                    105.7        (96.5)      (181.6)
                                                                                           ----------   ----------   ----------
Loss from continuing operations before discontinued operations
  and cumulative effect of change in accounting principle                                    (2,431.2)      (315.8)      (403.3)
Income from discontinued operations, net of taxes of $119.7, $16.3, $16.0, respectively         217.6         29.6         27.0
                                                                                           ----------   ----------   ----------
Loss before cumulative effect of change in accounting principle                              (2,213.6)      (286.2)      (376.3)
Cumulative effect of change in accounting principle, net of taxes of $5.8 and $0.0,
  respectively                                                                               (2,008.7)           -         (0.8)
                                                                                           ----------   ----------   ----------

  NET LOSS                                                                                   (4,222.3)      (286.2)      (377.1)
Dividends applicable to preferred stock                                                          10.4         10.4          8.1
                                                                                           ----------   ----------   ----------
NET LOSS APPLICABLE TO COMMON SHAREOWNERS                                                  $ (4,232.7)  $   (296.6)  $   (385.2)
===============================================================================================================================

NET LOSS                                                                                   $ (4,222.3)  $   (286.2)  $   (377.1)
Other comprehensive income (loss), net of tax:
  Unrealized gain (loss) on interest rate swaps                                                   2.9         (7.4)           -
  Unrealized gain (loss) on investments                                                             -        (85.9)        85.9
  Unrealized gain on cash flow hedges                                                               -         17.0            -
  Reclassification adjustment - investments and gain on cash flow hedges                            -        (17.0)      (170.0)
  Additional minimum pension liability adjustment                                                (6.0)        (0.1)        (0.1)
                                                                                           ----------   ----------   ----------
Total other comprehensive loss                                                                   (3.1)       (93.4)       (84.2)
                                                                                           ----------   ----------   ----------
COMPREHENSIVE LOSS                                                                         $ (4,225.4)  $   (379.6)  $   (461.3)
===============================================================================================================================

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Loss from continuing operations                                                            $   (11.18)  $    (1.50)  $    (1.95)
   Income from discontinued operations, net of taxes                                             1.00         0.14         0.13
   Cumulative effect of change in accounting principle, net of taxes                            (9.20)           -            -
                                                                                           ----------   ----------   ----------
   NET LOSS PER COMMON SHARE                                                               $   (19.38)  $    (1.36)  $    (1.82)
                                                                                           ==========   ==========   ==========
===============================================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (MILLIONS)
   Basic and Diluted                                                                            218.4        217.4        211.7
===============================================================================================================================

    The accompanying notes are an integral part of the financial statements.

                                                                  Broadwing Inc.

                           CONSOLIDATED BALANCE SHEETS
                 (Millions of Dollars, Except Per Share Amounts)

                                                                                     As of December 31
                                                                                 -------------------------
                                                                                    2002            2001
                                                                                 ----------     ----------
                                                  ASSETS
Current assets
  Cash and cash equivalents                                                      $     44.9     $     30.0
  Restricted Cash                                                                       7.0              -
  Short-term investments                                                                  -           22.7
  Receivables, less allowances of $53.0 and $36.4                                     290.6          310.9
  Materials and supplies                                                               32.2           39.7
  Deferred income tax benefits                                                         11.3           16.7
  Prepaid expenses and other current assets                                            23.8           30.0
  Assets from discontinued operations                                                     -           21.4
                                                                                 ----------     ----------
    Total current assets                                                              409.8          471.4

Property, plant and equipment, net                                                    867.9        3,059.3
Goodwill, net of accumulated amortization of $3.3 and $164.1                           40.9        2,048.6
Other intangibles, net                                                                 66.9          396.3
Deferred income tax benefits                                                              -          227.9
Other noncurrent assets                                                                82.1          108.5
                                                                                 ----------     ----------
    Total assets                                                                 $  1,467.6     $  6,312.0
                                                                                 ==========     ==========

                               LIABILITIES AND SHAREOWNERS' EQUITY (DEFICIT)

Current liabilities
  Short-term debt                                                                $    203.7     $    150.0
  Accounts payable                                                                    129.4          177.6
  Current portion of unearned revenue and customer deposits                           108.9          178.3
  Accrued taxes                                                                        84.4          110.9
  Accrued restructuring                                                                41.1           78.6
  Other current liabilities                                                           169.6          215.0
  Liabilities from discontinued operations                                                -           11.9
                                                                                 ----------     ----------
      Total current liabilities                                                       737.1          922.3

Long-term debt, less current portion                                                2,354.7        2,702.0
Unearned revenue, less current portion                                                276.5          415.9
Deferred income tax liabilities                                                        37.2              -
Other noncurrent liabilities                                                          166.5          157.7
                                                                                 ----------     ----------
      Total liabilities                                                             3,572.0        4,197.9

Minority interest                                                                     443.9          435.7

Commitments and contingencies                                                             -              -

Shareowners' Equity (Deficit)
  6 3/4% Cumulative Convertible Preferred Stock,
     2,357,299 shares authorized, 155,250 (3,105,000 depository shares)
     issued and outstanding at December 31, 2002 and 2001                             129.4          129.4

  Common shares, $.01 par value; 480,000,000 shares authorized;
     226,598,844 and 225,873,352 shares issued; 218,690,375 and
     218,067,552 outstanding at December 31, 2002 and 2001                              2.3            2.3
  Additional paid-in capital                                                        2,365.1        2,365.8
  Accumulated deficit                                                              (4,885.6)        (663.3)
  Accumulated other comprehensive loss                                                (13.8)         (10.7)
  Common shares in treasury, at cost:
     7,908,469 and 7,805,800 shares at December 31, 2002 and 2001                    (145.7)        (145.1)
                                                                                 ----------     ----------

               Total shareowners' equity (deficit)                                 (2,548.3)       1,678.4
                                                                                 ----------     ----------

Total liabilities and shareowners' equity (deficit)                              $  1,467.6     $  6,312.0
                                                                                 ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                                                                  Broadwing Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Millions of Dollars)

                                                                                          Year Ended December 31
                                                                                  --------------------------------------
                                                                                     2002         2001         2000
                                                                                  ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                          $ (4,222.3)   $   (286.2)   $   (377.1)
Adjustments to reconcile net loss to net cash
   provided by operating activities
   Cumulative effect of change in accounting principle, net of tax                   2,008.7             -           0.8
   Gain from sale discontinued operations, net of taxes                               (211.8)            -          (0.7)
   Depreciation                                                                        471.0         441.2         346.0
   Amortization                                                                         25.3         113.6         113.5
   Asset impairments                                                                 2,200.9         152.0             -
   Tax valuation allowance                                                           1,092.5          35.8          30.1
   Provision for loss on receivables                                                    55.6          88.4          71.1
   Noncash interest expense                                                             47.4          37.0          38.7
   Minority interest expense                                                            57.6          51.3          44.1
   Equity loss in unconsolidated entities                                                  -           4.0          15.5
   Loss (gain) on investments, net                                                      10.7         (11.8)        356.3
   Deferred income tax expense (benefit)                                              (946.4)       (117.0)       (212.5)
   Tax benefits from employee stock option plans                                         2.5          19.5          40.2
   Income from insurance demutualization                                                   -         (19.7)            -
   Other, net                                                                            0.7           6.2          (9.9)

Changes in operating assets and liabilities
   Increase in receivables                                                             (35.7)        (94.3)       (175.5)
   (Increase) decrease in prepaid expenses and other current assets                      4.9         (20.3)          6.0
   (Decrease) increase in accounts payable                                             (59.8)        (66.6)         74.6
   (Decrease) increase in accrued and other current liabilities                        (66.5)         53.4          53.3
   Decrease in unearned revenue                                                       (198.0)        (82.8)        (20.1)
   Increase in other assets and liabilities, net                                       (37.8)        (41.0)        (62.5)
   Net cash provided by (used in) discontinued operations                               (6.9)         (3.2)         (3.5)
                                                                                  ----------    ----------    ----------

Net cash provided by operating activities                                              192.6         259.5         328.4
                                                                                  ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                               (175.9)       (648.5)       (843.7)
   Proceeds from sale of investments                                                    23.3         115.4          58.5
   Purchase of equity securities                                                           -          (1.5)        (80.5)
   Other, net                                                                              -             -           2.5
   Proceeds from the sale of discontinued operations                                   345.0             -          11.3
                                                                                  ----------    ----------    ----------
Net cash provided by (used in) investing activities                                    192.4        (534.6)       (851.9)

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of long-term debt                                                          151.0         508.0         884.0
   Repayment of long-term debt                                                        (470.0)       (203.3)       (404.0)
   Short-term borrowings (repayments), net                                              (6.9)          2.4          (1.9)
   Debt issuance costs                                                                  (9.2)         (2.6)            -
   Purchase of Broadwing shares for treasury and employee benefit plans                 (0.6)            -             -
   Issuance of common shares - exercise of stock options                                 0.8          22.5          64.2
   Minority interest and preferred stock dividends paid                                (35.2)        (59.8)        (61.7)
                                                                                  ----------    ----------    ----------
Net cash provided (used in) by financing activities                                   (370.1)        267.2         480.6
                                                                                  ----------    ----------    ----------
Net increase (decrease)  in cash and cash equivalents                                   14.9          (7.9)        (42.9)
Cash and cash equivalents at beginning of period                                        30.0          37.9          80.8
                                                                                  ----------    ----------    ----------
Cash and cash equivalents at end of period                                        $     44.9    $     30.0    $     37.9
                                                                                  ==========    ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                                                                  Broadwing Inc.

            CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY (DEFICIT)
                              (Millions of Dollars)

                                                      6 3/4% Cumulative
                                                         Convertible
                                                       Preferred Shares            Common Shares             Treasury Shares
                                                       ----------------            -------------             ---------------
($ and shares in millions)                           Shares        Amount       Shares        Amount       Shares        Amount
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000                            0.2        $    129.4      208.7      $      2.1      (7.8)      $   (145.1)
Shares issued under
  employee plans                                        -                 -        5.0               -         -                -
Net loss                                                -                 -          -               -         -                -
Depository share conversion                           2.9                 -          -               -         -                -
Additional minimum pension
  liability adjustment, net of taxes of $0.0            -                 -          -               -         -                -
Unrealized loss on investments,
  net of reclassification
  adjustments and net of taxes of $54.4                 -                 -          -               -         -                -
Restricted stock amortization                           -                 -        0.1               -         -                -
Dividends on 6 3/4% preferred shares                    -                 -          -               -         -                -
Redemption of 7 1/4%
  convertible preferred stock                           -                 -        9.5             0.1         -                -
=================================================================================================================================

BALANCE AT DECEMBER 31, 2000                          3.1             129.4      223.3             2.2      (7.8)          (145.1)
Shares issued under
  employee plans                                        -                 -        2.3             0.1         -                -
Net loss                                                -                 -          -               -         -                -
Additional minimum pension
  liability adjustment, net of taxes of $0.0            -                 -          -               -         -                -
Unrealized loss on investments,
  net of reclassification
  adjustments and net of taxes of $46.2                 -                 -          -               -         -                -
Unrealized loss on interest
   rate swaps, net of taxes of $4.0                     -                 -          -               -         -                -
Restricted stock amortization                           -                 -        0.3               -         -                -
Dividends on 6 3/4% preferred shares                    -                 -          -               -         -                -
=================================================================================================================================

BALANCE AT DECEMBER 31, 2001                          3.1             129.4      225.9             2.3      (7.8)          (145.1)
Shares issued (purchased) under
  employee plans                                        -                 -        0.2               -      (0.1)            (0.6)
Net loss                                                -                 -          -               -         -                -
Additional minimum pension
  liability adjustment, net of taxes of $3.3            -                 -          -               -         -                -
Unrealized gain on interest
   rate swaps, net of taxes of ($1.6)                   -                 -          -               -         -                -
Restricted stock amortization                           -                 -        0.5               -         -                -
Dividends on 6 3/4% preferred shares                    -                 -          -               -         -                -
=================================================================================================================================
BALANCE AT DECEMBER 31, 2002                          3.1        $    129.4      226.6      $      2.3      (7.9)      $   (145.7)

                                                                                Accumulated
                                                   Additional                      Other
                                                     Paid-in    Accumulated    Comprehensive
($ and shares in millions)                           Capital       Deficit     Income (Loss)     Total
---------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000                         $  1,979.5    $        -    $      166.9    $  2,132.8
Shares issued under
  employee plans                                        130.0             -               -         130.0
Net loss                                                    -        (377.1)              -        (377.1)
Depository share conversion                                 -             -               -             -
Additional minimum pension
  liability adjustment, net of taxes of $0.0                -             -            (0.1)         (0.1)
Unrealized loss on investments,
  net of reclassification
  adjustments and net of taxes of $54.4                     -             -           (84.1)        (84.1)
Restricted stock amortization                             3.6             -               -           3.6
Dividends on 6 3/4% preferred shares                    (12.3)            -               -         (12.3)
Redemption of 7 1/4%
  convertible preferred stock                           228.6             -               -         228.7
=========================================================================================================

BALANCE AT DECEMBER 31, 2000                          2,329.4        (377.1)           82.7       2,021.5
Shares issued under
  employee plans                                         40.7             -               -          40.8
Net loss                                                    -        (286.2)              -        (286.2)
Additional minimum pension
  liability adjustment, net of taxes of $0.0                -             -            (0.1)         (0.1)
Unrealized loss on investments,
  net of reclassification
  adjustments and net of taxes of $46.2                     -             -           (85.9)        (85.9)
Unrealized loss on interest
   rate swaps, net of taxes of $4.0                         -             -            (7.4)         (7.4)
Restricted stock amortization                             6.1             -               -           6.1
Dividends on 6 3/4% preferred shares                    (10.4)            -               -         (10.4)
=========================================================================================================

BALANCE AT DECEMBER 31, 2001                          2,365.8        (663.3)          (10.7)      1,678.4
Shares issued (purchased) under
  employee plans                                          3.3             -               -           2.7
Net loss                                                    -      (4,222.3)              -      (4,222.3)
Additional minimum pension
  liability adjustment, net of taxes of $3.3                -             -            (6.0)         (6.0)
Unrealized gain on interest
   rate swaps, net of taxes of ($1.6)                       -             -             2.9           2.9
Restricted stock amortization                             6.4             -               -           6.4
Dividends on 6 3/4% preferred shares                    (10.4)            -               -         (10.4)
=========================================================================================================
BALANCE AT DECEMBER 31, 2002                       $  2,365.1    $ (4,885.6)   $      (13.8)   $ (2,548.3)

    The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, LIQUIDITY, AND ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS -- Broadwing Inc. ("the Company") provides diversified telecommunications services through businesses in four segments: Broadband, Local, Wireless, and Other. On November 9, 1999, the Company merged with IXC Communications, Inc. ("IXC") in a transaction accounted for as a purchase (the "Merger"). Accordingly, IXC's operations (since renamed Broadwing Communications) have been included in the consolidated financial statements for all periods presented.

The Company completed the realignment of its business segments during the first quarter of 2002. The Company's web hosting operations provided by ZoomTown.com ("ZoomTown"), previously reported in the Other segment, were merged into the Company's Broadwing Communications Inc. ("BCI") subsidiary and are now reported in the Broadband segment in all periods presented. ZoomTown's DSL and dial-up Internet operations, also previously reported in the Other segment, were merged into Cincinnati Bell Telephone ("CBT") and are reported in the Local segment in all periods presented. In addition, during the first quarter of 2002, the Company sold substantially all of the assets of Cincinnati Bell Directory ("CBD"), which was previously reported in the Other segment. Accordingly, the historical results of operations of the Broadband, Local, and Other segments have been recast to reflect the transfer and disposition of these operations.

BASIS OF CONSOLIDATION -- The consolidated financial statements include the consolidated accounts of Broadwing Inc. and its majority-owned subsidiaries over which it exercises control. Investments in which the Company has the ability to exercise significant influence, but which it does not control, are accounted for using the equity method. For equity method investments, the Company's share of income is calculated according to the Company's equity ownership. Any differences between the carrying amount of an investment and the amount of the underlying equity in the net assets of the investee are amortized over the expected life of the asset. Significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

LIQUIDITY AND FINANCIAL RESOURCES -- As of December 31, 2002, the amount of available borrowings to the Company under its credit facility were $163.9 million. On March 26, 2003, the Company issued $350 million of mezzanine financing through Senior Subordinated Discount Notes Due 2009 (the "Mezzanine Financing"). Proceeds from the Mezzanine Financing, net of fees, were used to pay down borrowings under the Company's credit facility. In conjunction with the Mezzanine Financing, the Company's credit facility was also amended and restated ("Amended and Restated Credit Agreement") to, among other things, extend the revolving commitment, revise the financial covenants and allow for the sale of substantially all of the assets of the Broadband segment. As a result of the terms of the amendment, the total borrowing capacity will decrease from $1.825 billion as of December 31, 2002 to approximately $1.343 billion as of December 31, 2003 due to $262 million of scheduled repayments of the term debt facilities and a $220 million prepayment of the outstanding term debt and revolving credit facility from the Mezzanine Financing proceeds. The Company believes that its borrowing availability under the amended credit facility will provide sufficient liquidity for the foreseeable future. However, the terms of the Mezzanine Financing and amended credit facility limit the Company's ability to make future investments in or fund the operations of BCI. Specifically, the Company and its other subsidiaries may not make investments in or fund the operations of BCI beyond an aggregate amount of $118 million after October 1, 2002. As of February 28, 2003, the Company had the ability to invest an additional $58 million in BCI based on these provisions. The uncertainty of BCI's available liquidity resulting from these funding constraints, has prompted the Company's independent accountants to include a going concern explanatory paragraph in their audit report filed along with the stand alone annual financial statements of BCI. The going concern explanatory paragraph means that, in the opinion of the Company's independent accountants, there is substantial doubt about BCI's ability to continue to operate as going concern. If BCI is unable to finance its operations through closing of the asset sale and meet its remaining obligations, or if a sale is not consummated, it may be forced to seek protection from its creditors through bankruptcy proceedings.

USE OF ESTIMATES -- Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

CASH EQUIVALENTS -- Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

RESTRICTED CASH -- Restricted Cash consists of cash equivalents held in escrow related to the Mezzanine Financing (refer to Note 21), which the Company can access only upon certain triggering events.

UNBILLED RECEIVABLES -- Unbilled receivables arise from local, broadband and wireless services rendered but not yet billed, in addition to network construction revenue that is recognized under the percentage-of-completion method. Network construction receivables are billable upon achievement of contractual milestones or upon completion of contracts. As of December 31, 2002 and 2001, unbilled receivables totaled $91 million and $95 million, respectively. Unbilled receivables of $51 million and $45 million at December 31, 2002 and 2001, respectively, include both claims and signed change orders related to a construction contract that was terminated during the second quarter of 2002. The Company believes such amounts are valid and collectible receivables. Refer to Note 20 for a detailed discussion of this construction contract.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS RECEIVABLE - The Company establishes provisions for uncollectible accounts receivable using both percentages of aged accounts receivable balances to reflect the historical average of credit losses and specific provisions for certain large, potentially uncollectible balances. The Company believes that its allowance for potential losses is adequate based on the methods above. However, if one or more of the Company's larger customers were to default on its accounts receivable obligations or general economic conditions in the United States of America deteriorated, the Company could be exposed to potentially significant losses in excess of the provisions established.

MATERIALS AND SUPPLIES -- Materials and supplies consist of wireless handsets and other materials and supplies, which are carried at the lower of average cost or market.

PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment is generally stated at cost. However, a significant portion of the property, plant and equipment of the Broadband segment was recorded at fair market value on the November 9, 1999 date of the Merger. The Company's provision for depreciation of telephone plant is determined on a straight-line basis using the whole life and remaining life methods. Provision for depreciation of other property is based on the straight-line method over the estimated useful life. Repairs and maintenance expense items are charged to expense as incurred. Telephone plant is retired at its original cost, net of cost of removal and salvage, and is charged to accumulated depreciation. Upon the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") effective beginning in the first quarter of 2003, cost of removal for telephone plant will be included in costs of products and services.

GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS -- Goodwill represents the excess of the purchase price consideration over the fair value of assets acquired recorded in connection with purchase business combinations, primarily the merger with IXC, in November 1999. Indefinite-lived intangible assets consist primarily of FCC licenses of the Wireless segment. Upon the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") on January 1, 2002, the Company recorded a goodwill impairment charge of $2,008.7 million, net of tax, and ceased amortization of remaining goodwill and indefinite-lived intangible assets as discussed in Note 2.

Pursuant to SFAS 142, goodwill and intangible assets not subject to amortization are tested for impairment annually, or when events or changes in circumstances indicate that the asset might be impaired. For goodwill, a two-step impairment test is performed. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of a reporting unit exceeds its fair value, then the second step of the impairment test is performed to measure the amount of impairment loss. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of the reporting unit goodwill is in excess of the implied fair value of that goodwill, then an impairment loss is recognized equal to that excess. For indefinite-lived intangible assets, the impairment test consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of an indefinite-lived asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

In 2001 and 2000, goodwill was amortized on a straight-line basis over estimated useful lives of 30 to 40 years, with the vast majority being amortized over 30 years. Indefinite lived intangible assets were amortized on a straight-line basis over estimated useful lives of 2 to 40 years.

OTHER INTANGIBLE ASSETS -- Intangible assets subject to amortization expense consist primarily of acquired customer relationships, pension related intangible assets, and roaming and trade name agreements acquired by the Wireless segment. These intangible assets are amortized on a straight-line basis over their estimated useful lives ranging from 2 to 40 years.

IMPAIRMENT OF LONG-LIVED ASSETS, OTHER THAN GOODWILL AND INDEFINITE LIVED INTANGIBLES - The Company reviews the carrying value of long-lived assets, other than goodwill and indefinite lived assets discussed above, when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition are less than its carrying amount. An impairment loss is measured as the amount by which the asset's carrying value exceeds its fair value.

During the fourth quarter of 2002, the Company performed an impairment assessment of its Broadband segment assets as a result of the restructuring plan implemented during the quarter and the strategic alternatives being explored, including the potential sale of the Broadband business. This assessment considered all of the contemplated strategic alternatives for the Broadband segment, including a potential sale of assets, using a probability-weighted approach. Based on this assessment, it was determined that the long-lived assets of the Company's Broadband segment were impaired and the Company recorded a $2.2 billion non-cash impairment charge to reduce the carrying value of these assets. Of the total charge, $1,901.7 million related to tangible fixed assets and $298.3 million related to finite-lived intangible assets.

OTHER ASSETS -- Deferred financing costs are costs incurred in connection with obtaining long-term financing; such costs are amortized as interest expense over the terms of the related debt agreements. Certain costs incurred with the connection and activation of customers are amortized on a straight-line basis over the average customer life. The funded status of certain pension plans of the Company requires recognition of a prepaid asset as further described in Note 12.

INVESTMENTS -- Investments in publicly traded companies over which the Company does not exercise significant influence are reported at fair value in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company reviews its investments for impairment whenever the fair value of the individual investment is less than its cost basis. An impairment loss is recognized if the decline in fair value is deemed to be "other than temporary." The Company uses the average cost basis to determine the gain or loss on an investment transaction.

REVENUE RECOGNITION -- Local, wireless and broadband transport service revenue is billed monthly, in advance, with revenue being recognized when earned. Both switched voice and data and Internet product revenue are billed monthly in arrears, while the revenue is recognized as the services are provided. Revenue from product sales and certain services is generally recognized upon performance of contractual obligations, such as shipment, delivery, installation or customer acceptance. The Company modified its revenue recognition policies on January 1, 2000, to be in conformity with the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). Accordingly, service activation revenue is deferred and recognized over the appropriate service life for the associated service.

Indefeasible right-of-use agreements ("IRU") represent the lease of network capacity or dark fiber and are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The buyer of IRU services typically pays cash upon execution of the contract, and the associated IRU revenue is then recognized over the life of the agreement as services are provided, beginning on the date of customer acceptance. In the event the buyer of an IRU terminates a contract prior to the contract expiration and releases the Company from the obligation to provide future services, the remaining unamortized unearned revenue is recognized in the period in which the contract is terminated. In 2002, the Company recognized non-cash, non-recurring revenue and operating income related to IRU terminations with bankrupt customers to whom the Company was no longer obligated to provide services, totaling $58.7 million (net of a $4.25 million termination payment discussed in Note 20). IRU and related maintenance revenue are included in the broadband transport category of the Broadband segment.

Construction revenue and estimated profits are recognized according to the percentage of completion method on a cost incurred to total costs estimated at completion basis. The method is used because the Company can make reasonably dependable estimates of revenue and costs applicable to various stages of a contract. As the financial reporting of these contracts depends on estimates that are continually assessed throughout the terms of the contracts, revenue recognized is subject to revision as the contracts near completion. Revisions in estimates are reflected in the period in which the facts that give rise to the revision become known and could impact revenue and costs of services and products. Construction projects are considered substantially complete upon customer acceptance. In November 2001, the Company announced its intention to exit the construction business upon completion of one remaining contract. That contract was terminated in 2002 and is currently in dispute as discussed in Note 20.

ADVERTISING -- Costs related to advertising are expensed as incurred and amounted to $14 million, $39 million, and $64 million in 2002, 2001 and 2000, respectively.

FIBER EXCHANGE AGREEMENTS -- In connection with the development of its optical network, the Company entered into various agreements to exchange fiber usage rights. The Company accounts for agreements with other carriers to exchange fiber asset service contracts either for capacity or services based on the carrying value of the assets exchanged.

INCOME TAXES -- The income tax provision consists of an amount for taxes currently payable and an expense (or benefit) for tax consequences deferred to future periods. In evaluating the carrying value of its deferred tax assets, the Company considers prior operating results, future taxable income projections, expiration of tax loss carryforwards and ongoing prudent and feasible tax planning strategies.

STOCK-BASED COMPENSATION -- The Company accounts for stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Compensation cost is measured under the intrinsic value method. Stock-based employee compensation cost is not reflected in net loss, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and earnings (loss) per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to stock-based employee compensation in all periods presented.

                                                                   Year ended December 31
         ($ in millions except per share amounts)              2002         2001          2000
         ----------------------------------------           ---------    ----------    ---------
Net loss applicable to common shareowners:
   As reported                                              $(4,232.7)   $   (296.6)   $  (385.2)
   Deduct: Total stock-based employee compensation expense
    determined under fair value, net of related taxes           (30.1)        (24.4)       (17.8)
                                                            ---------    ----------    ---------
   Total pro forma net loss                                 $(4,262.8)   $   (321.0)   $  (403.0)
Diluted loss per share:
   As reported                                              $  (19.38)   $    (1.36)   $   (1.82)
   Pro forma                                                $  (19.47)   $    (1.48)   $   (1.90)

The weighted average fair values at the date of grant for the Company options granted to employees were $3.52, $7.40 and $12.75 during 2002, 2001 and 2000, respectively. Such amounts were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                     2002         2001         2000
                                   --------    ----------    ---------
Expected dividend yield                   -             -            -
Expected volatility                   120.7%         68.7%        48.9%
Risk-free interest rate                 3.1%          4.1%         5.1%
Expected holding period - years           3             3            4

DERIVATIVE FINANCIAL INSTRUMENTS -- In the normal course of business, the Company employs derivative financial instruments to manage its exposure to fluctuations in interest rates and share prices on minority equity investments. The Company does not hold or issue derivative financial instruments for trading purposes. Interest rate differentials associated with the Company's interest rate swaps are recorded as an adjustment to interest payable or receivable with an offset to interest expense over the life of the swap. The forward sale of equity investments is accounted for by recording a current asset and current liability at the time of execution of the forward sale contract. Once the forward contract is settled, the gain or loss on the hedged investment is reclassified from other comprehensive income to a realized gain or loss and the current asset and current liability are reversed. A more comprehensive discussion of financial instruments is included in Note 6.

PENSION AND POSTRETIREMENT BENEFITS - The Company calculates net periodic pension and postretirement expenses and liabilities on an actuarial basis under the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87") and Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). The actuarial assumptions attempt to anticipate future events and are used in calculating the expense and liability related to these plans. Key actuarial assumptions are presented in Note 12 of the Notes to Consolidated Financial Statements.

The most significant of these numerous assumptions, which are reviewed annually, include the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. The discount rate is selected based on current market interest rates on high-quality, fixed-rate debt securities. The expected long-term rate of return on plan assets, developed using the building block approach, is based on the participant's benefit horizons; the mix of investments held directly by the plans, which is generally 60% equities and 40% bonds; and the current view of expected future returns, which is influenced by historical averages. The health care cost trend rate is based on actual claims experience and future projections of medical cost trends. The actuarial assumptions used may differ materially from actual results due to the changing market and economic conditions and other changes. Revisions to and variations from these estimates would impact both costs of services and products and selling, general and administrative expenses.

RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform to the current classifications with no effect on financial results.

RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). This statement deals with the costs of closing facilities and removing assets. SFAS 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss on disposition. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company expects to record a one-time increase to net income as a change in accounting principle as of January 1, 2003 of approximately $135 million pretax related to excess depreciation previously recorded at the Local segment. Historically, the Local segment recorded excess depreciation in accordance with regulatory requirements, straight line over the lives of the assets, related to estimated removal cost. In addition, the Company expects the Local segment's depreciation expense to decrease by approximately $6 million pretax and cost of services to increase by approximately $2 million pretax annually compared to 2002. The Company expects to record a liability at fair value, with an offsetting asset, of approximately $4 million in 2003 related to the Wireless segment and the Other segment. The asset will be depreciated straight line over the remaining lives of the assets, while the interest component of the liability will be accreted over the remaining lives of the assets.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating contracts that are not capital leases and termination benefits that involuntarily terminated employees receive in certain instances. SFAS 146 supersedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3") and requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148"). SFAS 148 amends SFAS 123 to provide for alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation and requires disclosure of the impact in interim financial information. In addition, it amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company adopted the disclosure provisions SFAS 148 in December 2002, but currently does not intend to adopt SFAS 123 and therefore, has not selected a transition approach.

In November 2002, the FASB issued Financial Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. FIN 45 is effective for all guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year. The Company is currently evaluating the impact, if any, that FIN 45 will have on its future consolidated financial statements, but could be required to record a liability for indemnifications related to the sale of substantially all of the assets of its Broadband business discussed further in Note 21.

In December 2002, FASB issued Financial Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" ("ARB 51"), addresses consolidation by business enterprises of variable interest entities. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 is effective in the first fiscal year or interim period beginning after June 15, 2003, for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. As the Company does not have any variable interest entities, FIN 46 is expected to have no impact on the Company's consolidated financial statements.

2. GOODWILL AND INTANGIBLE ASSETS

On June 29, 2001 the FASB issued SFAS 142, which required cessation of the amortization of goodwill and indefinite-lived intangible assets and annual impairment testing of those assets. Intangible assets that have finite useful lives continue to be amortized. The Company adopted SFAS 142 on January 1, 2002, as required. The Company completed the initial impairment test for its Wireless and Broadband segments, during the first quarter of 2002, which indicated that goodwill of its Broadband segment was impaired as of January 1, 2002. In the second quarter of 2002, the Company recorded an impairment charge of $2,008.7 million, net of taxes, effective as of January 1, 2002. The impairment charge is reflected as a cumulative effect of change in accounting principle, net of taxes, in the Consolidated Statements of Operations and Comprehensive Income
(Loss).

The following table reconciles the Company's 2002, 2001 and 2000 net loss, adjusted to exclude amortization of goodwill and indefinite lived intangible assets pursuant to SFAS 142, to the 2002, 2001 and 2000 reported amounts:

                                                                                     Year Ended December 31,
       ($ in millions, except per common share amounts)                         2002          2001         2000
       ------------------------------------------------                      -----------    ---------    ---------
Loss before cumulative effect of change in accounting principle              $  (2,213.6)   $  (286.2)   $  (376.3)
Add back: Goodwill amortization, net of tax                                            -         73.2         77.6
Add back: Assembled workforce amortization, net of tax                                 -          5.2          5.9
Add back: FCC License amortization, net of tax                                         -          0.5          0.5
                                                                             -----------    ---------    ---------
 Adjusted loss before cumulative effect of change in accounting principle    $  (2,213.6)   $  (207.3)   $  (292.3)
                                                                             ===========    =========    =========

Net loss applicable to common shareowners                                    $  (4,232.7)   $  (296.6)   $  (385.2)
Add back: Goodwill amortization, net of tax                                            -         73.2         77.6
Add back: Assembled workforce amortization, net of tax                                 -          5.2          5.9
Add back: FCC License amortization, net of tax                                         -          0.5          0.5
                                                                             -----------    ---------    ---------
 Adjusted net loss applicable to common shareowners                          $  (4,232.7)   $  (217.7)   $  (301.2)
                                                                             ===========    =========    =========

BASIC AND DILUTED LOSS PER COMMON SHARE
Loss before cumulative effect of change in accounting principle              $    (10.18)   $   (1.36)   $   (1.82)
Add back: Goodwill amortization                                                        -         0.34         0.37
Add back: Assembled workforce amortization                                             -         0.03         0.03
Add back: FCC License amortization                                                     -            -            -
                                                                             -----------    ---------    ---------
 Adjusted loss before cumulative effect of change in accounting principle    $    (10.18)   $   (0.99)   $   (1.42)
                                                                             ===========    =========    =========

BASIC AND DILUTED LOSS PER COMMON SHARE
Net loss applicable to common shareowners                                    $    (19.38)   $   (1.36)   $   (1.82)
Add back: Goodwill amortization                                                        -         0.34         0.37
Add back: Assembled workforce amortization                                             -         0.03         0.03
Add back: FCC License amortization                                                     -            -            -
                                                                             -----------    ---------    ---------
 Adjusted net loss applicable to common shareowners                          $    (19.38)   $   (0.99)   $   (1.42)
                                                                             ===========    =========    =========

The following table details the components of the carrying amount of other intangible assets. Indefinite-lived intangible assets consist primarily of FCC licenses of the Wireless segment. Intangible assets subject to amortization expense consist primarily of acquired customer relationships and intangible assets associated with pension plans. The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), on January 1, 2002 as required. In the fourth quarter of 2002, the Company recorded a non-cash intangible asset impairment charge of $298.3 million, related to its Broadband segment (refer to Note 1):

                                                           December 31,
                   ($ in millions)                        2002      2001
                   ---------------                       ------    ------
Indefinite-lived intangible assets, excluding goodwill   $ 35.7    $ 35.7

Intangible assets subject to amortization:
Gross carrying amount                                     442.4     441.3
Reclassification of assembled workforce                   (24.0)        -
Asset impairment                                         (298.3)        -
Accumulated amortization                                  (88.9)    (80.7)
                                                         ------    ------
 Net carrying amount                                       31.2     360.6
                                                         ------    ------

Total other intangible assets                            $ 66.9    $396.3
                                                         ======    ======

                                                               Year Ended December 31,
                                                                2002     2001     2000
                                                               ------   ------   ------
Amortization expense of finite-lived other intangible assets   $ 25.3   $ 38.7   $ 34.1

The estimated intangible asset amortization expense for each of the fiscal years 2003 through 2007 is less than $1 million.

The following table presents a rollforward of the activity related to goodwill by segment:

                                          Year Ended                                       Year Ended
                                       December 31, 2002                                December 31, 2001
                        ----------------------------------------------    ---------------------------------------------
  ($ in millions)       Broadband    Wireless      Other       Total      Broadband   Wireless      Other       Total
  ---------------       ---------    ---------   ---------   ---------    ---------   ---------   ---------   ---------
Goodwill, beginning
  of year               $ 2,007.7    $    40.1   $     0.8   $ 2,048.6    $ 2,007.7   $    40.1   $     0.8   $ 2,048.6

Reclassification of
  assembled workforce         4.1            -           -         4.1            -           -           -           -

Impairment charge        (2,011.8)           -           -    (2,011.8)           -           -           -           -
                        ---------    ---------   ---------   ---------    ---------   ---------   ---------   ---------
Goodwill, end of year   $       -    $    40.1   $     0.8   $    40.9    $ 2,007.7   $    40.1   $     0.8   $ 2,048.6
                        =========    =========   =========   =========    =========   =========   =========   =========

3. RESTRUCTURING AND OTHER CHARGES

OCTOBER 2002 RESTRUCTURING CHARGE

In October 2002, the Company initiated a restructuring of Broadwing Communications that is intended to reduce annual expenses by approximately $200 million compared to 2002 and enable the Broadband business to become cash flow positive. The plan includes initiatives to reduce the workforce by approximately 500 positions; reduce line costs by approximately 25% through network grooming, optimization, and rate negotiations; and exit the international wholesale voice business. In addition, CBT initiated a restructuring to realign sales and marketing to better focus on enterprise customers. The plan includes initiatives to reduce the workforce by approximately 38 positions. The Company recorded restructuring charges of $14.7 million, consisting of $9.4 million related to employee separation benefits and $5.3 million related to contractual terminations. As of December 31, 2002, 459 employee separations had been completed which utilized reserves of $5.9 million, of which all was cash. The Company expects to complete the restructuring plan for both CBT and BCI by June 30, 2003.

The following table illustrates the activity in this reserve since its inception:

                                                                       Balance
                                                                     December 31,
Type of costs ($ in millions)        Initial Charge   Utilizations       2002
-----------------------------        --------------   ------------   ------------
Employee separations                 $          9.4   $       (5.9)  $        3.5
Terminate contractual obligations               5.3              -            5.3
                                     --------------   ------------   ------------
   Total                             $         14.7   $       (5.9)  $        8.8
                                     ==============   ============   ============

SEPTEMBER 2002 RESTRUCTURING CHARGE

During the third quarter of 2002, the Company recorded restructuring charges of $9.6 million. The restructuring charges consisted of $4.6 million related to employee separation benefits and $5.0 million related to contractual terminations associated with the Company's exit of a product line (for a further discussion of the contractual termination, refer to Note 20). The restructuring costs include the cost of employee separation benefits, including severance, medical and other benefits, related to three employees including the former CEO of the Company. The Company utilized the total reserve of $9.6 million, of which $9.1 million was cash expenditures. This restructuring is complete and closed.

The following table illustrates the activity in this reserve since its inception:

                                                                       Balance
                                                                     December 31,
Type of costs ($ in millions)        Initial Charge   Utilizations       2002
-----------------------------        --------------   ------------   ------------
Employee separations                 $          4.6   $       (4.6)  $          -
Terminate contractual obligations               5.0           (5.0)             -
                                     --------------   ------------   ------------
   Total                             $          9.6   $       (9.6)  $          -
                                     ==============   ============   ============

NOVEMBER 2001 RESTRUCTURING PLAN

In November 2001, the Company adopted a restructuring plan which included initiatives to consolidate data centers, reduce the Company's expense structure, exit the network construction business, eliminate other nonstrategic operations and merge the digital subscriber line ("DSL") and certain dial-up Internet operations into the Company's other operations. Total restructuring and impairment costs of $232.3 million were recorded in 2001 related to these initiatives. The $232.3 million consisted of restructuring liabilities in the amount of $84.2 million and related non-cash asset impairments in the amount of $148.1 million. The restructuring charge was comprised of $21.4 million related to involuntary employee separation benefits, $62.5 million related to lease and other contractual terminations and $0.3 million relating to other exit costs.

During the first quarter of 2002, the Company recorded additional restructuring charges of $16.5 million resulting from employee separation benefits and costs to terminate contractual obligations, which were actions contemplated in the original plan for which an amount could not be reasonably estimated at that time. During fourth quarter of 2002, a $1 million reversal was made to the restructuring reserve due to a change in estimate related to the termination of contractual obligations. In total, the Company expects this restructuring plan to result in cash outlays of $94.7 million and non-cash items of $153.1 million. The Company completed the plan as of December 31, 2002, except for certain lease obligations, which are expected to continue through December 31, 2005.

The restructuring costs include the cost of involuntary employee separation benefits, including severance, medical and other benefits, related to 863 employees across all areas of the Company. As of December 31, 2002, all employee separations had been completed which utilized reserves of $22.4 million, $17.6 million of which was cash. Total cash expenditures during 2002 amounted to $56.4 million.

In connection with the restructuring plan, the Company performed a review of its long-lived assets to identify any potential impairments in accordance with Statement of Financial Accounting Standard No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). The Company recorded a $148.1 million charge as an expense of operations according to SFAS 121, resulting from the write-off of certain assets related to the closing of data centers, consolidation of office space and curtailment of other Company operations.

The following table illustrates the activity in this reserve since November of 2001:

                                                                         Balance                                      Balance
                                                                       December 31,                                 December 31,
Type of costs ($ in millions):      Initial Charge    Utilizations         2001       Utilizations    Adjustments       2002
------------------------------      --------------   --------------    ------------   ------------    -----------   ------------
Employee separations                $         21.4   $         (7.8)   $       13.6   $      (14.6)   $       1.0   $          -
Terminate contractual obligations             62.5             (2.4)           60.1          (42.4)          14.4           32.1
Other exit costs                               0.3                -             0.3           (0.4)           0.1              -
                                    --------------   --------------    ------------   ------------    -----------   ------------
   Total                            $         84.2   $        (10.2)   $       74.0   $      (57.4)   $      15.5   $       32.1
                                    ==============   ==============    ============   ============    ===========   ============

FEBRUARY 2001 RESTRUCTURING PLAN

In February 2001, the Company initiated a reorganization of the activities of several of its Cincinnati-based subsidiaries, including CBT, Cincinnati Bell Any Distance ("CBAD"), Cincinnati Bell Wireless ("CBW") and Cincinnati Bell Public Communications ("Public") in order to create one centralized "Cincinnati Bell" presence for its customers. Total restructuring costs of $9.4 million were recorded in the first quarter of 2001 and consisted of $2.5 million related to lease terminations and $6.9 million related to involuntary employee separation benefits (including severance, medical insurance and other benefits) for 114 employees. Of the total charge, $0.4 million in contractual terminations were related to CBD, which is presented as a discontinued operation. During 2002, a $2.1 million reversal was made to the restructuring reserve due to an expected lease termination that did not occur. In total, the Company expects this restructuring plan to result in cash outlays of $6.4 million and non-cash items of $0.9 million. As of December 31, 2002, this restructuring was completed and closed. Total cash expenditures in 2002 amounted to $0.2 million.

The following table illustrates the activity in this reserve since February of 2001:

                                                                                    Balance
                                                                                  December 31,
Type of costs ($ in millions):      Initial Charge   Utilizations   Adjustments       2001
------------------------------      --------------   ------------   -----------   ------------
Employee separations                $          6.9   $       (6.3)  $       0.1   $        0.7
Terminate contractual obligations              2.5           (0.3)            -            2.2
                                    --------------   ------------   -----------   ------------
   Total                            $          9.4   $       (6.6)  $       0.1   $        2.9
                                    ==============   ============   ===========   ============

                                                                   Balance
                                                                 December 31,
Type of costs ($ in millions):      Utilizations   Adjustments       2002
------------------------------      ------------   -----------   ------------
Employee separations                $       (0.7)  $         -   $          -
Terminate contractual obligations           (0.1)         (2.1)             -
                                    ------------   -----------   ------------
   Total                            $       (0.8)  $      (2.1)  $          -
                                    ============   ===========   ============

1999 RESTRUCTURING PLAN

In December 1999, the Company initiated a restructuring plan to integrate operations of the Company and Broadwing Communications, improve service delivery, and reduce the Company's expense structure. Total restructuring costs and asset impairments of $18.6 million were recorded in 1999 related to these initiatives. The $18.6 million consisted of $7.7 million relating to Broadwing Communications (recorded as a component of the purchase price allocation) and $10.9 million relating to the Company (recorded as a cost of operations). The $10.9 million relating to the Company consisted of restructuring and other liabilities in the amount of $9.5 million and related asset impairments in the amount of $1.4 million.

The restructuring costs recorded in 1999 included the costs of involuntary employee separation benefits related to 347 employees (263 Broadwing Communications employees and 84 employees from other subsidiaries of the Company). As of March 31, 2001, all employee separations had been completed for a total cash expenditure of $9.1 million. Employee separation benefits included severance, medical and other benefits, and primarily affected customer support, infrastructure, and the Company's long distance operations. The restructuring plans also included costs associated with the closure of a variety of technical and customer support facilities, the decommissioning of certain switching equipment, and the termination of contracts with vendors.

The following table illustrates activity in this reserve since December 31, 1999:

                           Balance                                     Balance                                     Balance
Type of costs            December 31,                                December 31,                                December 31,
($ in millions):             1999       Utilizations   Adjustments       2000       Utilizations   Adjustments       2001
----------------         ------------   ------------   -----------   ------------   ------------   -----------   ------------
Employee separations     $        7.8   $       (8.9)  $       1.2   $        0.1   $       (0.2)  $       0.1   $          -
Facility closure costs            4.4           (0.7)         (1.5)           2.2           (0.9)            -            1.3
Relocation                        0.2              -          (0.2)             -              -             -              -
Other exit costs                  4.4           (3.2)          0.3            1.5           (1.5)            -              -
                         ------------   ------------   -----------   ------------   ------------   -----------   ------------
   Total                 $       16.8   $      (12.8)  $      (0.2)  $        3.8   $       (2.6)  $       0.1   $        1.3
                         ============   ============   ===========   ============   ============   ===========   ============

                                                          Balance
Type of costs                                           December 31,
($ in millions):         Utilizations    Adjustments        2002
----------------         ------------    -----------    ------------
Employee separations     $          -    $         -    $          -
Facility closure costs           (0.8)          (0.5)              -
Relocation                          -              -               -
Other exit costs                    -              -               -
                         ------------    -----------    ------------
   Total                 $       (0.8)   $      (0.5)   $          -
                         ============    ===========    ============

Net restructuring credits of $0.8 million recorded in operations during 2000 consisted of $0.7 million in additional employee severance offset by a $1.5 million reversal related to lease terminations. An offsetting reduction of $0.6 million in adjustments was recorded at Broadwing Communications and was applied to goodwill as part of the purchase allocation associated with the Merger. This consisted of $0.4 million in additional employee separations and $0.2 million in additional exist costs. The adjustment of $0.1 million in 2001 is related to additional severance in excess of the initial estimate.

Total cash expenditures during 2002 amounted to $0.8 million. These restructuring activities were completed and closed in the third quarter of 2002, and the remaining reserve of $0.5 million related to facility closure costs was reversed as it was not needed.

4. INVESTMENTS

INVESTMENTS IN EQUITY METHOD SECURITIES

As of December 31, 2000, the market value of the Company's investment in Applied Theory Communications Inc. (a New York-based Internet service provider) was approximately $11.7 million, following the recording of an impairment charge on this security at the end of 2000. This impairment charge was recorded because the Company believed that the decrease in value of Applied Theory shares was "other than temporary."

The Company recorded a $4.0 million decrease in the value of the Applied Theory investment in 2001 as a result of the Company's use of the equity method of accounting. During 2001, the Company sold its shares of this investment and discontinued equity method accounting in May 2001 due to a decrease in its ownership percentage to less than 20%, the resignation of the Company's seat on Applied Theory's board of directors and the Company's belief that it no longer exerted significant influence over the operations of Applied Theory.

In accordance with SFAS 115, the Company reclassified this investment to a trading security in 2001. As such, fluctuations in the market value of Applied Theory were reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption "Loss (gain) on investments." Accordingly, the Company recognized pretax losses of $5.9 million, representing the difference between the market value and the Company's recorded basis of the investment. This investment was completely liquidated during 2001, generating proceeds of $1.8 million.

INVESTMENTS IN MARKETABLE SECURITIES

On November 2, 2001, Anthem Inc. ("Anthem"), a mutual insurance company in which the Company held various medical and vision insurance policies for coverage of its employees, converted from a mutual company to a publicly owned company in a transaction known as a demutualization. As a mutual company, the owners of Anthem were the policyholders. Upon demutualization, the Company was entitled to receive 459,223 shares, which represented the Company's ownership interest in the newly created stock enterprise. In 2001, the Company recorded a gain of $19.7 million based on the fair market value of the stock on the date of receipt in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the heading "Other expense (income), net."

At December 31, 2001, the Company's investment in Anthem was classified as a "trading" security under the provisions of SFAS 115 and classified as a short-term investment on the balance sheet because it was the Company's intent to sell all shares of Anthem on the open market during January 2002. In accordance with SFAS 115, an increase of $3.0 million in Anthem's market value through December 31, 2001 was included in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption "Loss (gain) on investments." In January 2002, the Company sold its entire investment in Anthem generating cash proceeds of $23.3 million and an additional gain of $0.6 million.

The Company's investment in Corvis Corporation, which was acquired in 2000, totaled zero at December 31, 2002 and 2001 and $190 million at December 31, 2000. The unrealized holding gain on Corvis included in "Other Comprehensive Income" as of December 31, 2000 totaled $132 million ($86 million, net of tax). The market value of the investment declined during 2001 by $69 million, net of taxes, before the Company completely hedged its exposure to this investment as described in Note 6. Therefore, upon delivery of the shares, the Company reclassified the remaining $17 million after tax ($26 million pretax) gain from "Other Comprehensive Income" to "Loss (gain) on investments." Proceeds received from the complete liquidation of the holdings totaled $82 million in 2001.

The Company's investment in ZeroPlus.com, which was acquired in 1999, totaled $0.6 million as of December 31, 2000 and zero at the end of 2001. In 1999, the Company recorded a pretax unrealized holding gain of $13 million ($9 million net of tax). The market value of this investment declined throughout 2000. The change in the net unrealized holding gain, reflected in "Other Comprehensive Income (Loss)" over this period, was a pretax loss of $23 million ($15 million net of tax). There were no unrealized holding gains or losses as of December 31, 2000 as the Company recognized an "other than temporary" impairment of $10 million during the year. The Company liquidated its entire position in this security during 2001 for a realized loss of $0.6 million, receiving minimal proceeds.

The Company's investment in PSINet totaled $15 million as of December 31, 2000 and zero as of December 31, 2001 as the Company liquidated its entire investment through settlement of a forward sale (refer to Note 6) and sale of shares in the open market. The Company received proceeds of $28 million and recorded a realized pretax gain of $17 million in 2001 related to these transactions. The cost basis was calculated based on the related cost. There was no unrealized gain or loss related to the investment included in "Other Comprehensive Income" as of December 31, 2000 or 2001. During 1999, the Company recorded a pretax unrealized holding gain of $85 million, which was completely reversed during 2000 as the value of the investment declined. During 2000, the Company determined that its investment had been impaired and that the impairment was "other than temporary." Accordingly, the Company recorded a realized pretax loss totaling $342 million.

The Company's investment in PurchasePro, acquired in 1999, was liquidated in 2000 generating a realized pretax gain of $49 million, based on the related cost. Proceeds from the sale totaled $50 million during 2000.

INVESTMENTS IN OTHER SECURITIES

The Company periodically enters into certain equity investments for the promotion of business and strategic objectives. A portion of these investments is in securities, which do not have readily determinable fair market values. These investments are recorded at cost based on specific identification. The carrying value of cost method investments was approximately $8 million and $16 million as of December 31, 2002 and 2001, respectively. The Company reviews these investments on a regular basis using external valuations and cash flow forecasts as factors in determining the existence of an "other than temporary" impairment. In the fourth quarter of 2002, the Company recorded a loss of $11 million on a cost based investment as the investment was determined to be "other than temporarily" impaired.

5. DEBT

The Company's debt consisted of the following as of the dates below:

($ in millions)                                                December 31
---------------                                             -------------------
                                                              2002       2001
Short-term debt:
  Capital lease obligations, current portion                $    9.0   $   11.2
  Bank notes, current portion                                  172.1      118.8
  Current maturities of long-term debt                          20.0       20.0
  Other short-term debt                                          2.6          -
                                                            --------   --------
  Total short-term debt                                     $  203.7   $  150.0
                                                            ========   ========

Long-term debt:
  Bank notes, less current portion                          $1,476.0   $1,828.2
  9% Senior subordinated notes (Broadwing Communications)       46.0       46.0
  6 3/4% Convertible subordinated debentures                   502.8      470.5
  Cincinnati Bell Telephone notes, less current portion        249.5      269.5
  7 1/4% Senior secured notes                                   49.6       49.5
  Capital lease obligations, less current portion               30.0       37.5
  12 1/2% Senior notes (Broadwing Communications)                0.8        0.8
                                                            --------   --------
Total long-term debt                                        $2,354.7   $2,702.0
                                                            ========   ========

Average balances of short-term debt and related interest rates for the last three years are as follows:

($ in millions)                                     2002      2001      2000
---------------                                    ------    ------    ------
Average amounts of short-term debt
  outstanding during the year*                     $ 87.7    $ 83.9    $ 12.4

Maximum amounts of short-term debt
  at any month-end during the year                 $203.7    $150.0    $ 17.8

Weighted average interest rate during the year**      4.4%      5.2%      8.4%

* Amounts represent the average month-end face amount of notes.

** Weighted average interest rates are computed by multiplying the average monthly interest rate by the month-end face amount of the notes.

BANK NOTES (BROADWING INC.)

In November 1999, the Company obtained a $1.8 billion credit facility from a group of lending institutions. This credit facility was increased to $2.1 billion in January 2000 and increased again to $2.3 billion in June 2001. The total credit facility availability decreased to $1.825 billion as of December 31, 2002 following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (resulting from the sale of substantially all of the assets of CBD), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled amortization of the revolving credit facility. As of December 31, 2002, the credit facility availability consisted of $765 million in revolving credit, maturing in various amounts during 2003 and 2004, $569 million in term loans from banking institutions, maturing in various amounts during 2003 and 2004, and $491 million in term loans from non-banking institutions, maturing in various amounts between 2003 and 2007.

At December 31, 2002, the Company had drawn approximately $1.648 billion from the credit facility in order to refinance its existing debt and debt assumed as part of the Merger and fund its capital investment program and working capital needs. The amount refinanced included approximately $404 million borrowed in order to redeem a large portion of the outstanding 9% Senior Subordinated Notes assumed during the Merger as part of a tender offer and $391 million in outstanding debt of IXC assumed during the Merger. The tender offer was required under the change in control provision of the indenture governing the 9% Senior Subordinated Notes. At December 31, 2002, the Company had outstanding letters of credit totaling $13 million, leaving $164 million in additional borrowing capacity under the credit facility.

The Company is subject to financial covenants in association with the credit facility. These financial covenants require that the Company maintain certain debt to EBITDA (as defined in the credit facility agreement), senior secured debt to EBITDA, debt to capitalization, and interest coverage ratios. The facility also contains covenants, which, among other things, restrict the Company's ability to incur additional debt or liens; pay dividends; repurchase Company common stock; sell, lease, transfer or dispose of assets; make investments; and merge with another company. As of December 31, 2002, the Company was in compliance with all of the covenants of the credit facility.

In December 2001, the Company obtained an amendment to the credit facility to exclude substantially all of the charges associated with the November 2001 restructuring plan (refer to Note 3) from the covenant calculations. In March 2002, the Company obtained an additional amendment to allow for the sale of substantially all of the assets of CBD, exclude charges related to SFAS 142 (refer to Note 2), increase its ability to incur additional indebtedness and amend certain defined terms.

Historically, the credit facility was secured only by a pledge of stock certificates of certain subsidiaries of the Company. Upon downgrades of the Company's corporate credit rating in the first quarter of 2002, the Company became obligated to provide certain subsidiary guarantees and liens on the assets of the Company and certain subsidiaries in addition to the pledge of the stock certificates of the subsidiaries. In May 2002, the Company obtained an amendment to the credit facility to exclude certain subsidiaries from the obligation to secure the credit facility with subsidiary guarantees and asset liens, extend the time to provide required collateral and obtain the ability to issue senior unsecured indebtedness and equity under specified terms and conditions. The amendment also placed additional restrictions on the Company under the covenants related to indebtedness and investments, required the Company to transfer its cash management system to a wholly-owned subsidiary and increased the interest rates on the total credit facility by 50 basis points. In December 2002, the Company obtained a waiver to exclude charges related to SFAS 144 from its pertinent covenant calculations through March 30, 2003. In March 2003, as discussed in Note 21, the Company amended its credit facility to, among other things, exclude charges related to SFAS 144 going forward.

The interest rates charged on borrowings from this credit facility as of December 31, 2002 can range from 150 to 350 basis points above the London Interbank Offering Rate ("LIBOR") and were at 275 to 325 basis points above LIBOR, or 4.13% to 4.63%, as of December 31, 2002, respectively, based on the Company's credit rating. The Company incurs commitment fees in association with this credit facility ranging from 37.5 basis points to 75 basis points of the unused amount of borrowings of the revolving credit facility. In 2002, these commitment fees amounted to approximately $1 million.

9% SENIOR SUBORDINATED NOTES (BROADWING COMMUNICATIONS)

In 1998, the former IXC (now Broadwing Communications) issued $450 million of 9% senior subordinated notes due 2008 ("the 9% notes"). In January 2000, $404 million of these 9% notes were redeemed through a tender offer as a result of the change of control provision of the related indenture. Accordingly, $46 million of the 9% notes remain outstanding at December 31, 2002.

The 9% notes are general unsecured obligations of Broadwing Communications and are not guaranteed by Broadwing Inc. The 9% notes are subordinate in right of payment to all existing and future senior indebtedness of Broadwing Communications and its subsidiaries. The 9% notes indenture includes a limitation on the amount of indebtedness that Broadwing Communications can incur based upon the maintenance of either debt to operating cash flow or debt to capital ratios. The 9% notes indenture also provides that if Broadwing Communications incurs any additional indebtedness secured by liens on its property or assets that are subordinate to or equal in right of payment with the 9% notes, then Broadwing Communications must secure the outstanding 9% notes equally and ratably with such indebtedness. As of December 31, 2002, Broadwing Communications had the ability to incur additional debt.

6 3/4% CONVERTIBLE NOTES (BROADWING INC.)

In July 1999, Broadwing Inc. entered into an agreement with Oak Hill Capital Partners, L.P. pursuant to which Oak Hill Partners agreed to purchase $400 million of Broadwing's 6 3/4% Convertible Subordinated Notes Due 2009 (the "6 3/4% Notes"). The original indenture stated that prior to July 21, 2004, cash interest would not accrue or be payable on the 6 3/4% Notes, but the 6 3/4% Notes will accrete on a daily basis, compounded semi-annually on January 21 and July 21 of each year, at the rate of 6 3/4% per annum. The original indenture also stated that after July 21, 2004, the interest would be paid in cash on the accreted value of the 6 3/4% Notes semi-annually on January 21 and July 21 of each year, commencing on January 21, 2005. As of December 31, 2002, the Company had recorded $102.8 million in cumulative, non-cash interest expense and has adjusted the carrying amount of the 6 3/4% Notes accordingly. During the years ended December 31, 2002, 2001, and 2000, non-cash interest expense totaled $32 million, $31 million, and $28 million, respectively, related to the 6 3/4% Notes. At the option of the holder, the 6 3/4% Notes are convertible into Broadwing Common Stock at an initial conversion price of $29.89 per common share.

The commencement of, or consent to, any involuntary or voluntary bankruptcy proceeding with respect to Broadwing, or any of its significant subsidiaries would constitute an event of default under the 6 3/4% Notes, pursuant to which the accreted value and all accrued interest on the 6 3/4% Notes would automatically become immediately due and payable.

CINCINNATI BELL TELEPHONE NOTES

CBT has $270 million in corporate notes outstanding that are guaranteed by Broadwing Inc. These notes, which are not guaranteed by other subsidiaries of Broadwing Inc., have original maturities of 30 to 40 years and mature at various intervals between 2003 and 2028. In August 2002, $20 million of the CBT notes matured and were retired by the Company. As of December 31, 2002, $249.5 million ($250 million face amount, net of unamortized discount of $0.5 million) was considered long-term indebtedness. Interest rates on this indebtedness range from 6.24% to 7.27%. These notes also contain a covenant that provides that if CBT incurs certain liens on its property or assets, CBT must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens.

7 1/4% SENIOR SECURED NOTES (BROADWING INC.)

In 1993, Broadwing Inc. issued $50 million of 7 1/4% senior secured notes due 2023 (the "7 1/4% notes"). The indenture related to these 7 1/4% notes does not subject the Company to restrictive financial covenants. However, the 7 1/4% notes do contain a covenant that provides that if the Parent Company Broadwing Inc. incurs certain liens on its property or assets, Broadwing Inc., excluding its subsidiaries, must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens. The 7 1/4% notes are secured with the assets of the Parent Company Broadwing Inc., excluding its subsidiaries. By virtue of the lien granted under the Company's bank credit facility, assets of the Parent Company Broadwing Inc., with a negative net book value, have been pledged as collateral. As of December 31, 2002, $49.6 million ($50 million face amount, net of unamortized discount of $0.4 million) of the 7 1/4% notes remain outstanding.

CAPITAL LEASE OBLIGATIONS

The Company leases facilities and equipment used in its operations, some of which are required to be capitalized in accordance with Statement of Financial Accounting Standard No. 13, "Accounting for Leases" ("SFAS 13"). SFAS 13 requires the capitalization of leases meeting certain criteria, with the related asset being recorded in property, plant and equipment and an offsetting amount recorded as a liability. The Company had $39.0 million in total indebtedness relating to capitalized leases as of December 31, 2002, $30.0 million of which was considered long-term.

12 1/2% SENIOR NOTES (BROADWING COMMUNICATIONS)

As of December 31, 2002, Broadwing Communications had outstanding $0.8 million of 12 1/2% senior notes maturing in 2005. These notes are not guaranteed by Broadwing Inc.

OTHER SHORT-TERM DEBT

The Company maintains a short-term revolving vendor financing arrangement for its IT Consulting business, which had an outstanding balance of $2.6 million as of December 31, 2002. The Company has the ability to borrow up to $6.0 million under this arrangement, which is secured by an irrevocable $2.0 million letter of credit against its revolving credit facility. The interest rate charged on the borrowings is variable based on the prime rate and was 6.0% as of December 31, 2002. The agreement expires on June 21, 2003.

DEBT MATURITY SCHEDULE

The following table summarizes the Company's annual maturities of debt and minimum payments under capital leases for the five years subsequent to December 31, 2002, and thereafter:

                                                                   Long-Term       Capital         Total
($ in millions)                                                       Debt          Leases          Debt
----------------------------------------------------------------------------------------------------------
Year of Maturity
2003                                                              $   194.7         $  9.0       $   203.7
2004                                                                  995.0            5.9         1,000.9
2005                                                                   25.0            3.4            28.4
2006                                                                  403.0            2.4           405.4
2007                                                                   73.1            2.3            75.4
Thereafter (net of unamortized discount of $0.9 million)              828.6           16.0           844.6
----------------------------------------------------------------------------------------------------------
                                                                    2,519.4           39.0         2,558.4
Less current portion                                                  194.7            9.0           203.7
----------------------------------------------------------------------------------------------------------
    Total long-term debt                                          $ 2,324.7         $ 30.0       $ 2,354.7
----------------------------------------------------------------------------------------------------------

Interest expense recognized on the Company's debt is as follows:

($ in millions)           Year ended December 31                    2002          2001          2000
-----------------------------------------------------------------------------------------------------
Interest expense:
     Long-term debt                                               $ 155.6       $ 159.6       $ 157.1
     Short-term debt                                                  3.5           2.5           1.1
     Other                                                            5.1           6.0           5.4
                                                                  -----------------------------------
          Total                                                   $ 164.2       $ 168.1       $ 163.6
-----------------------------------------------------------------------------------------------------

The decrease in interest expense on long-term debt is due to lower average debt levels resulting primarily from the sale of CBD, reclassification of long-term debt to short-term debt, and lower average interest rates in 2002 compared to 2001. Interest on long-term debt is net of the capitalization of $9 million, $24 million, and $25 million in interest expense in 2002, 2001 and 2000, respectively. Interest on short-term debt increased in 2002 compared to 2001 as the result of $81.1 million of the credit facility, previously classified as long-term, becoming current at different intervals throughout the year. Additionally, short-term debt related to the credit facility was zero in the first half of 2001 compared to an average balance of approximately $50 million in the first half of 2002. These increases in short-term interest were partially offset by lower interest rates in 2002. Other interest expense pertains primarily to capitalized leases, which decreased in 2002 as a result of a decrease in capital lease obligations.

6. FINANCIAL INSTRUMENTS

The Company adopted Statement of Financial Accounting Standard SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") on January 1, 2001. SFAS 133 requires that all derivative instruments be recognized on the balance sheet at fair value. Fair values are determined based on quoted market prices of comparable instruments, if available, or on pricing models using current assumptions. On the date the financial instrument is entered into, the Company designates it as either a fair value or cash flow hedge.

Upon adoption of SFAS 133 on January 1, 2001, offsetting transition adjustments related to the PSINet forward sale and the underlying six million shares of PSINet (further described below) were reclassified from other comprehensive income (loss) to net loss. Accordingly, there was no net cumulative effect adjustment to either net loss or other comprehensive income (loss) related to these items.

As of December 31, 2002, the Company's derivative contracts consisting solely of interest rate contracts have been determined to be highly effective cash flow hedges. In accordance with SFAS 133, unrealized gains and losses of highly effective cash flow hedges are recorded in other comprehensive income (loss) until the underlying transaction is executed.

INTEREST RATE CONTRACTS

From time to time the Company enters into interest rate swap agreements with the intent of limiting its exposure to movements in interest rates. Interest rate swap agreements are contractual agreements between two parties for the exchange of interest payment streams on a notional principal amount at an agreed upon fixed or floating rate, for a defined time period. These agreements are hedges against movements in the LIBOR rate, which determines the rate of interest paid by the Company on debt obligations under its credit facility (refer to Note 5). Realized gains and losses from the interest rate swaps are recognized as an adjustment to interest expense in each period. The interest rate swap agreements in place as of December 31, 2002 expire throughout 2003. At December 31, 2002, the interest rate swaps on notional amounts of $400 million were a liability with a fair value of $7.2 million, resulting in inception-to-date, after-tax net losses in other comprehensive income (loss) ("OCI") of $4.5 million. During 2002, the fair value of the interest rate swaps increased, causing a decrease to the associated liability carried on the balance sheet to $7.2 million from a liability of $11.5 million at December 31, 2001. Accordingly, a year-to-date, after-tax net gain of $2.9 million was recognized in OCI.

MARKETABLE EQUITY FORWARD CONTRACTS

From time to time the Company enters into forward contracts on the sale of marketable equity securities held in the Company's investment portfolio. It is the Company's intent to manage its exposure to fluctuations in U.S. equity markets related to these investments. Forward contracts are contractual agreements between two parties for the sale of borrowed shares to be settled by delivery of the equivalent number of shares owned by the Company at an agreed upon future date.

CORVIS CORPORATION - During the first half of 2001, the Company entered into a forward sale contract with a financial institution to hedge its investment in eight million shares of Corvis Corporation in order to minimize its exposure to share price fluctuations on shares for which sales in the open market were restricted. In the first quarter, the Company received a $42.7 million prepayment in connection with the forward sale contract, which was accounted for as a note payable and collateralized by 2.6 million of the forward sold shares.

During the third quarter of 2001, the Company delivered eight million shares in settlement of the forward sale, receiving additional proceeds of $39.2 million, for a total of $81.9 million. The $42.7 million note payable was repaid and the Company recognized a gain of approximately $26 million ($17 million net of tax) upon settlement of the entire transaction.

PSINet - In June and July 1999, Broadwing Communications received approximately $111.8 million representing amounts from a financial institution in connection with two prepaid forward sale contracts on six million shares of PSINet common stock. This amount was accounted for as notes payable and was collateralized by six million shares of PSINet common stock owned by the Company. Given the significant decline in the value of PSINet common stock during 2000, the Company adjusted the carrying value of this liability to approximately $3 million during the fourth quarter of 2000. This adjustment resulted in an unrealized gain on the liability that substantially offset the unrealized loss recorded in "Other comprehensive income (loss)" on the underlying six million shares of PSINet being hedged.

In 2001, the Company designated this arrangement as a fair value hedge with both the underlying shares reclassified to trading securities under SFAS 115 and related forward sale liability subject to mark-to-market adjustments through the income statement each period. During the first quarter of 2001, the Company settled the forward sale liability for approximately 5.8 million shares of PSINet common stock. The difference between the six million shares collateralized and the 5.8 million shares required to settle the liability were sold in the open market, generating a pretax gain of $0.5 million.

7. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

The Company may be subject to credit risk due to concentrations of receivables from companies that are communications providers, Internet service providers and cable television companies. The Company performs ongoing credit evaluations of customers' financial condition and typically does not require significant collateral.

Revenue from the Company's ten largest customers accounted for approximately 20%, 23%, and 22% of total revenue in 2002, 2001 and 2000 respectively. Four of the Company's ten largest customers were in Chapter 11 bankruptcy proceedings as of December 31, 2002. Total revenue from these four customers approximated 8% of consolidated revenue during 2002. Revenue from these bankrupt customers generated by the amortization of IRU agreements and the early termination of two IRUs (refer to Note 1) approximated 4% of consolidated revenue during in 2002. In addition, a significant portion of the Company's total revenue is derived from telecommunications carriers. Revenue from telecommunications carriers accounted for 33% of total revenue in 2002 and 39% of total revenue in 2001 and 2000.

As discussed in Note 1 and Note 20, the Company had an unbilled account receivable of $50.5 million, as of December 31, 2002, from a single customer that was in dispute.

8. MINORITY INTEREST

                                               December 31
                                           ------------------
($ in millions)                              2002      2001
-------------------------------------------------------------
Minority interest consists of:

Broadwing Communications 12 1/2%
  Exchangeable Preferred Stock             $  414.4   $ 417.8
Minority Interest in Cincinnati Bell
  Wireless held by AWS                         27.7      15.5
Other                                           1.8       2.4
                                           --------   -------
     Total                                 $  443.9   $ 435.7
                                           ========   =======

As of December 31, 2002, Broadwing Communications had 395,210 shares of 12 1/2% Junior Exchangeable Preferred Stock ("12 1/2% Preferreds") that were carried on the Company's balance sheet at $414.4 million. The 12 1/2% Preferreds are mandatorily redeemable on August 15, 2009 at a price equal to their liquidation preference of $1,000 a share, plus accrued and unpaid dividends, which amounted to $426.1 million at December 31, 2002 including accrued dividends of $30.9 million. Through November 15, 1999, dividends on the 12 1/2% Preferreds were being effected through additional shares of the 12 1/2% Preferreds. On November 16, 1999, the Company converted to a cash pay option for these dividends. Dividends on the 12 1/2% Preferreds are classified as "Minority interest expense" in the Consolidated Statements of Operations and Comprehensive Income
(Loss) and were $49.4 million in 2002, 2001 and 2000. At the Merger date, and as part of purchase accounting, the 12 1/2% Preferreds were adjusted to a fair market value exceeding the redemption value. As such, the accretion of the difference between the new carrying value and the mandatory redemption value is treated as an offsetting reduction to minority interest expense over the remaining life of the preferred stock.

In 2002, Broadwing Communications Inc. announced that it would defer the August 15, 2002 and November 15, 2002 cash dividend payments on its 12 1/2% preferred stock, in accordance with the terms of the security, conserving $24.7 million in cash during the third and fourth quarters of 2002. The dividend will accrue, and therefore will continue to be presented as minority interest expense on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss). The status of future quarterly dividend payments on the 12 1/2% preferred stock will be determined quarterly by the Broadwing Communications' board of directors.

AT&T Wireless Services Inc. ("AWS") maintains a 19.9% ownership in CBW. The balance is adjusted as a function of AWS's 19.9% share of the net income (or loss) of CBW, with an offsetting amount being reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption "Minority interest expense."

9. COMMON AND PREFERRED SHARES

COMMON SHARES

The par value of the Company's common shares is $.01 per share. At December 31, 2002 and 2001, common shares outstanding were 218.7 million and 218.1 million, respectively. In July 1999, the Company's Board of Directors approved a share repurchase program authorizing the repurchase of up to $200 million of common shares of the Company. The 218.7 million shares of Company common shares outstanding at December 31, 2002, are net of approximately 7.9 million shares that were repurchased by the Company under its share repurchase program and certain management deferred compensation arrangements for a total cost of $145.7 million.

PREFERRED SHARE PURCHASE RIGHTS PLAN

In the first quarter of 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan by granting a dividend of one preferred share purchase right for each outstanding common share to shareowners of record at the close of business on May 2, 1997. Under certain conditions, each right entitles the holder to purchase one-thousandth of a Series A Preferred Share. The rights cannot be exercised or transferred apart from common shares, unless a person or group acquires 15% or more or 20% or more for certain groups of the Company's outstanding common shares. The rights will expire May 2, 2007, if they have not been redeemed. The plan was amended in 2002. Under the original plan, no single entity was allowed to hold 15% of Broadwing's outstanding shares. The amendment increased the allowed threshold from 15% to 20% for an investment adviser within the meaning of the Investment Advisers Act of 1940, and/or its affiliates.

PREFERRED SHARES

The Company is authorized to issue 1,357,299 voting preferred shares without par value and 1,000,000 nonvoting preferred shares without par value.

In connection with the Merger, the Company issued 155,250 voting shares of 6 3/4% cumulative convertible preferred stock at stated value. These shares were subsequently deposited into a trust in which the underlying 155,250 shares are equivalent to 3,105,000 depository shares. Shares of this preferred stock can be converted at any time at the option of the holder into common stock of the Company at a conversion rate of 1.44 shares of Company common stock per depository share of 6 3/4% convertible preferred stock. Dividends on the 6 3/4% convertible preferred stock are payable quarterly in arrears in cash, or common stock in certain circumstances if cash payment is not legally permitted. The liquidation preference on the 6 3/4% preferred shares is $1,000 per share (or $50 per depository share).

Also in connection with the Merger, the Company issued approximately 1,074,000 shares of 7 1/4% junior convertible preferred stock due 2007 valued at $234.5 million. Pursuant to the Company's March 21, 2000 redemption offer, the outstanding preferred shares were converted into common shares of the Company at a rate of 8.945 common shares for each preferred share, creating approximately
9.5 million additional common shares in April of 2000. Approximately 100 preferred shares were redeemed for an immaterial amount of cash in order to complete the Company's obligations related to this preferred stock.

10. EARNINGS (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS

Basic earnings (loss) per common share from continuing operations ("EPS") is based upon the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if common stock equivalents were exercised, but only to the extent that they are considered dilutive to the Company's earnings. The following table is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for earnings (loss) from continuing operations for the following periods:

                                                                          Year Ended December 31
                                                                  ------------------------------------
(except per share amounts)                                           2002          2001        2000
------------------------------------------------------------------------------------------------------
Numerator:
Loss from continuing operations before discontinued operations
   and cumulative effect of change in accounting principle        $(2,431.2)    $  (315.8)  $  (403.3)
   Preferred stock dividends                                           10.4          10.4         8.1
                                                                  ---------     ---------   ---------
   Numerator for EPS and EPS assuming dilution -
     loss applicable to common shareowners                        $(2,441.6)    $  (326.2)  $  (411.4)
Denominator:
   Denominator for basic EPS - weighted average
      common shares outstanding                                       218.4         217.4       211.7
   Potential dilution:
   Stock options                                                          -             -           -
   Stock-based compensation arrangements                                  -             -           -
                                                                  ---------     ---------   ---------
   Denominator for diluted EPS per common share                       218.4         217.4       211.7
                                                                  =========     =========   =========

Basic and Diluted EPS from continuing operations                  $  (11.18)    $   (1.50)  $   (1.95)
                                                                  =========     =========   =========

Because the effect of their inclusion in the EPS calculation would be anti-dilutive, approximately 0.7 million additional shares related to "in-the-money" stock options and restricted stock are not included in the denominator of the EPS calculation. The total number of potential additional shares outstanding related to stock options, restricted stock and the assumed conversion of the Company's 6 3/4% convertible preferred stock and 6 3/4% convertible subordinated debentures was approximately 58 million, 51 million and 47 million at December 31, 2002, 2001 and 2000, respectively, if all stock options currently outstanding were exercised and all convertible securities were to convert.

11. INCOME TAXES

Income tax provision (benefit) from continuing operations consists of the following:

                                   Year ended December 31
                             ---------------------------------
($ in millions)                2002          2001      2000
--------------------------------------------------------------
Current:
   Federal                   $  (38.1)    $  (15.8)  $    0.3
   State and local               (1.9)         0.9        0.9
                             --------     --------   --------
   Total current                (40.0)       (14.9)       1.2
   Investment tax credits        (0.4)        (0.4)      (0.4)
Deferred:
   Federal                     (767.7)       (78.7)    (147.0)
   State and local             (178.7)       (38.3)     (65.5)
                             --------     --------   --------
   Total deferred              (946.4)      (117.0)    (212.5)
Valuation allowance           1,092.5         35.8       30.1
                             --------     --------   --------
      Total                  $  105.7     $  (96.5)  $ (181.6)
-------------------------------------------------------------

Federal income tax refunds have been reflected as a current benefit, similar amounts have been reclassified in the prior year to reflect a consistent presentation.

The following is a reconciliation of the statutory federal income tax rate with the effective tax rate applied to continuing operations for each year:

                                                                   2002      2001      2000
--------------------------------------------------------------------------------------------
U.S. federal statutory rate                                        35.0%     35.0%     35.0%
State and local income taxes, net of federal income tax benefit     5.2       6.3       7.0
Change in valuation allowance                                     (44.3)     (6.1)     (3.2)
Amortization of nondeductible intangible assets                       -      (6.1)     (4.2)
Dividends on 12 1/2% exchangeable preferred stock                  (0.7)     (3.9)     (2.8)
Other differences, net                                              0.2      (1.8)     (0.8)
                                                                  -----      ----      ----
Effective rate                                                     (4.6%)    23.4%     31.0%
-------------------------------------------------------------------------------------------

The total income tax expense (benefit) realized by the Company consists of the following:

                                                              Year ended December 31
                                                          -------------------------------
($ in millions)                                              2002       2001      2000
-----------------------------------------------------------------------------------------
Income tax provision (benefit) related to:
  Continuing operations                                   $  105.7   $  (96.5)  $ (181.6)
  Discontinued operations                                    119.7       16.3       15.6
  Other comprehensive loss                                    (1.7)     (50.2)     (54.4)
  Cummulative effect of change in accounting principle        (5.8)         -          -
                                                          --------   --------   --------
      Total income tax provision (benefit)                $  217.9   $ (130.4)  $ (220.4)
----------------------------------------------------------------------------------------

The Company recognized an income tax benefit from the exercise of certain stock options in 2002, 2001, and 2000 of $2.5 million, $19.5 million and $40.2 million, respectively. This benefit resulted in a decrease in current income taxes payable and an increase in additional paid in capital.

The components of the Company's deferred tax assets and liabilities are as follows:

                                         Year Ended December 31
($ in millions)                             2002        2001
---------------------------------------------------------------
Deferred tax assets:
   Net operating loss carryforwards      $    426.5   $  300.7
   Depreciation and amortization              582.2          -
   Unearned revenue                            86.4      159.0
   Investments                                    -       55.0
   Restructuring related items                 24.3      108.4
   Other                                       76.8       69.7
                                         ----------   --------
   Total deferred tax assets                1,196.2      692.8
   Valuation allowance                     (1,189.0)     (82.4)
                                         ----------   --------
   Net deferred income tax assets               7.2      610.4
                                         ----------   --------
Deferred tax liabilities:
   Depreciation and amortization                  -      352.2
   Investments                                 10.2          -
   Other                                       22.9       13.6
                                         ----------   --------
   Total deferred tax liabilities              33.1      365.8
                                         ----------   --------
   Net deferred tax asset (liability)    $    (25.9)  $  244.6
--------------------------------------------------------------

As of December 31, 2002, the Company had approximately $822.0 million of federal operating loss tax carryforwards, with a deferred tax asset value of $287.7 million, and $138.8 million in deferred tax assets related to state and local operating loss tax carryforwards. Tax loss carryforwards will generally expire between 2010 and 2021. U.S. tax laws limit the annual utilization of tax loss carryforwards of acquired entities. These limitations should not materially impact the utilization of the tax carryforwards.

The Company had a valuation allowance of $1,189.0 million and $82.4 million for the years ended December 31, 2002 and 2001, respectively. The valuation allowance is necessary due to the uncertainty of the ultimate realization of such future benefits.

In evaluating the amount of valuation allowance required, the Company considered prior operating results, future taxable income projections, expiration dates of net operating loss carryforwards and ongoing prudent and feasible tax planning strategies. Based upon this evaluation, which included the uncertainty surrounding the Company's Broadband segment, the Company determined that the realization of certain deferred tax assets (including federal and state tax loss carryforwards) were not considered to be more likely than not, and therefore provided a valuation allowance. In the event that the Company determines that it is more likely than not that the deferred assets will be realized, an adjustment to the deferred tax asset would be recorded, which would positively impact net income in the period such determination was made. The Company is pursuing several alternatives and the resolution of uncertainties related to BCI that may result in the realization of these reserved tax assets.

12. EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT PLANS

The Company sponsors three noncontributory defined benefit pension plans: one for eligible management employees, one for nonmanagement employees and one supplementary, nonqualified, unfunded plan for certain senior executives.

The management pension plan is a cash balance plan in which the pension benefit is determined by a combination of compensation-based credits and annual guaranteed interest credits. The nonmanagement pension plan is also a cash balance plan in which the pension benefit is determined by a combination of service and job-classification-based credits and annual interest credits. Benefits for the supplementary plan are based on years of service and eligible pay. Funding of the management and nonmanagement plans is achieved through contributions to an irrevocable trust fund. The contributions are determined using the aggregate cost method. The Company uses the projected unit credit cost method for determining pension cost for financial reporting purposes.

The Company also provides health care and group life insurance benefits for retirees with a service pension. The Company funds certain group life insurance benefits through Retirement Funding Accounts and funds health care benefits and other group life insurance benefits using Voluntary Employee Benefit Association ("VEBA") trusts. It is the Company's practice to fund amounts as deemed appropriate from time to time. Contributions are subject to IRS limitations developed using the aggregate cost method. The associated plan assets are primarily equity securities and fixed income investments. The Company recorded an accrued postretirement benefit liability of approximately $55 million and $51 million at December 31, 2002 and 2001, respectively, which is included in the caption titled "Other noncurrent liabilities" on the Consolidated Balance Sheets.

The following information relates to all Company noncontributory defined-benefit pension plans, post-retirement health care, and life insurance benefit plans. Pension and post-retirement benefit costs are as follows:

                                                                                                       Postretirement and
                                                                   Pension Benefits                       Other Benefits
($ in millions)            Year ended December 31             2002       2001      2000            2002      2001       2000
------------------------------------------------------------------------------------------------------------------------------
Service cost (benefits earned during the period)             $ 11.4     $ 11.7    $  5.5          $  1.4    $  1.3     $  1.2
Interest cost on projected benefit obligation                  31.2       31.4      32.0            15.2      15.4       15.4
Expected return on plan assets                                (45.7)     (46.4)    (43.3)           (8.8)    (10.1)     (11.0)
Curtailment loss                                                0.2        3.9       0.1               -         -          -
Amortization of:
     Transition (asset)/obligation                             (2.4)      (2.4)     (2.4)            4.2       4.8        4.8
     Prior service cost                                         3.2        3.1       2.0             0.6       0.3        0.3
     Net gain                                                  (5.9)      (8.0)     (3.7)              -      (0.3)      (1.0)
                                                             ------     ------    ------          ------    ------     ------
Actuarial (income) expense                                   $ (8.0)    $ (6.7)   $ (9.8)         $ 12.6    $ 11.4     $  9.7
-----------------------------------------------------------------------------------------------------------------------------

At December 31, 2002, the Company maintained a prepaid pension asset of approximately $66 million related to one of its pension plans. During 2002, the value of the assets held in the Company's pension and postretirement trusts decreased approximately 22% as general equity market conditions deteriorated and benefit payments continued. The asset decline is expected to increase the Company's 2003 non-cash operating expenses by approximately $20 million. The Company does not expect to make cash funding contributions to the pension trust in 2003, but anticipates a cash contribution of approximately $8 million in 2004. Reconciliation of the beginning and ending balance of the plans' funded status were:

                                                                           Postretirement and
                                                      Pension Benefits       Other Benefits
($ in millions)            Year ended December 31      2002       2001       2002       2001
----------------------------------------------------------------------------------------------
Change in benefit obligation:
     Benefit obligation at January 1                  $458.8     $439.6    $ 209.4     $210.0
          Service cost                                  11.4       11.7        1.4        1.3
          Interest Cost                                 31.2       31.4       15.2       15.4
          Amendments (gain) loss                         2.7       14.6       10.4       (6.9)
          Actuarial loss                                25.6       16.3       23.8        8.5
          Benefits paid                                (50.3)     (56.9)     (21.7)     (18.9)
          Curtailment (gain) loss                       (2.0)       2.1          -          -
                                                      ------     ------    -------     ------
          Benefit obligation at December 31           $477.4     $458.8    $ 238.5     $209.4
                                                      ------     ------    -------     ------

Change in plan assets:
     Fair value of plan assets at January 1           $517.2     $611.1    $ 114.4     $129.2
          Actual return on plan assets                 (62.2)     (40.6)     (12.9)      (3.2)
          Employer contribution                          3.2        3.6        8.3        7.3
          Benefits paid                                (50.3)     (56.9)     (21.7)     (18.9)
                                                      ------     ------    -------     ------
          Fair value of plan assets at December 31    $407.9     $517.2    $  88.1     $114.4
                                                      ------     ------    -------     ------

Reconciliation to Balance Sheet:
     Funded (unfunded) status                         $(69.5)    $ 58.4    $(150.4)    $(95.0)
     Unrecognized transition (asset) obligation         (5.2)      (7.5)      42.1       46.3
     Unrecognized prior service cost                    32.5       33.2       11.9        2.1
     Unrecognized net (gain) loss                       86.9      (50.6)      41.3       (4.2)
                                                      ------     ------    -------     ------
               (Accrued) Prepaid benefit cost         $ 44.7     $ 33.5    $ (55.1)    $(50.8)
---------------------------------------------------------------------------------------------

The combined net prepaid benefit expense consists of:

                                          Pension Benefits
($ in millions)  Year ended December 31    2002      2001
----------------------------------------------------------
Prepaid benefit cost                     $ 66.2    $ 59.6
Accrued benefit liability                 (53.6)    (31.8)
Intangible asset                           19.1       0.7
Accumulated other comprehensive income     13.0       5.0
                                         ------    ------
     Net amount recognized               $ 44.7    $ 33.5
---------------------------------------------------------

At December 31, 2002 and 2001, respectively, pension plan assets include $5 million and $13 million in Company common stock.

The following are the weighted average assumptions as of December 31:

                                                                             Postretirement and
                                                   Pension Benefits            Other Benefits
                                                   ----------------            --------------
                                                2002     2001     2000     2002     2001     2000
--------------------------------------------------------------------------------------------------
Discount rate - projected benefit obligation    6.50%    7.25%    7.50%    6.50%    7.25%    7.50%
Expected long-term rate of return on Pension
   and VEBA plan assets                         8.25%    8.25%    8.25%    8.25%    8.25%    8.25%
Expected long-term rate of return on
   retirement fund account assets                  -        -        -     8.00%    8.00%    8.00%
Future compensation growth rate                 4.50%    4.50%    4.50%    4.50%    4.50%    4.50%

The assumed health care cost trend rate used to measure the postretirement health benefit obligation at December 31, 2002, was 7.69% and is assumed to decrease gradually to 4.81% by the year 2006. In addition, a one-percentage point change in assumed health care cost trend rates would have the following effect on the post-retirement benefit costs and obligation:

($ in millions)                       1% Increase    1% Decrease
----------------------------------------------------------------
2002 service and interest costs           $ 0.5        $ (0.5)
Post-retirement benefit obligation
  at December 31, 2002                    $ 8.3        $ (7.3)

SAVINGS PLANS

The Company sponsors several defined contribution plans covering substantially all employees. The Company's contributions to the plans are based on matching a portion of the employee contributions, on a percentage of employee earnings, or on net income for the year in 2000. Company and employee contributions are invested in various investment funds at the direction of the employee. Total Company contributions to the defined contribution plans were $8.8 million, $10.3 million, and $7.2 million for 2002, 2001, and 2000, respectively.

13. STOCK-BASED COMPENSATION PLANS

During 2002 and in prior years, certain employees and directors of the Company were granted stock options and other stock-based awards under the Company's Long-Term Incentive Plan ("Company LTIP"). In addition, during 2001, the Company converted a special equity bonus plan based on share price appreciation, to a stock appreciation rights plan under the Company LTIP. The plan, created for a limited number of individuals involved in the Merger, granted 574,000 stock appreciation rights with a strike price of $16.7813 and a cap of $25.4063. Under the Company LTIP, options are granted with exercise prices that are no less than market value of the stock at the grant date. Generally, stock options and stock appreciation rights have ten-year terms and vesting terms of three to five years. The number of shares authorized and available for grant under this plan were approximately 50.0 million and 13.5 million, respectively, at December 31, 2002.

Presented below is a summary of the status of outstanding Company stock options issued to employees, options issued in the Merger and related transactions (shares in thousands):

                                                            Weighted Average
                                         Shares              Exercise Price
----------------------------------------------------------------------------
Company options held by
employees at January 1, 2000             28,702                  $ 15.81
Granted to employees                      6,409                  $ 30.84
Exercised                                (4,745)                 $ 14.17
Forfeited/expired                        (3,607)                 $ 22.74
------------------------------------------------------------------------
Company options held by
Employees at December 31, 2000           26,759                  $ 18.54
Granted to employees                     14,207                  $ 15.96
Exercised                                (2,266)                 $  9.52
Forfeited/expired                        (4,931)                 $ 23.09
------------------------------------------------------------------------
Company options held by
Employees at December 31, 2001           33,769                  $ 17.40
Granted to employees                      8,142                  $  3.71
Exercised                                  (219)                 $  3.71
Forfeited/expired                        (5,205)                 $ 18.55
------------------------------------------------------------------------
Company options held by
Employees at December 31, 2002           36,487                  $ 14.80

The following table summarizes the status of Company stock options outstanding and exercisable at December 31, 2002 (shares in thousands):

                                      Options Outstanding                Options Exercisable
                            ---------------------------------------   -------------------------
                              Weighted Average
Range of                    Remaining Contractual  Weighted Average            Weighted Average
Exercise Prices     Shares      Life in Years       Exercise Price    Shares    Exercise Price
-----------------------------------------------------------------------------------------------
$1.44 to $9.65      14,552           8.66               $ 6.56         3,332        $ 7.78
$9.90 to $16.78     11,129           5.92               $15.54         8,615        $15.21
$17.50 to $24.94     9,187           7.29               $23.18         6,367        $23.06
$24.97 to $38.19     1,619           6.95               $36.20           861        $36.22
                    ------                                            ------
     Total          36,487           7.40               $14.80        19,175        $17.47

In 2002, there were no restricted stock awards. During 2001 and 2000 restricted stock awards were 65,000 shares and 362,184 shares, respectively. The weighted average market value of the shares on the grant date was $24.41 in 2001 and $25.54 in 2000. Restricted stock awards generally vest within one to five years. Total compensation expense for restricted stock awards during 2002, 2001, and 2000 was $3.8 million, $6.1 million, and $3.8 million, respectively.

In January 1999, the Company announced stock option grants to each of its then existing employees (approximately 3,500). According to the terms of this program, stock option grant recipients remaining with the Company until January 2002 could exercise their options to purchase up to 500 common shares each at an exercise price of $16.75. This plan also includes a provision for option grants to employees hired after the January 1999 grant date, in smaller amounts and at an exercise price based on the month of hire (e.g., employees hired during 2001 received options to purchase up to 300 common shares of the Company). Grant recipients must exercise their options within ten years of the date of grant. The Company does not expect a significant amount of dilution as a result of this grant.

In December 2001, the Company announced an additional stock option grant to a majority of its management employees. Each eligible employee was granted 300 options to purchase common shares at an exercise price of $9.645. The options vest over a period of three years and expire ten years from the date of grant. The Company does not expect a significant amount of dilution as a result of this grant.

14. DISCONTINUED OPERATIONS

On March 8, 2002, the Company sold substantially all of the assets of its CBD subsidiary to a group of investors for $345 million in cash and a 2.5% equity stake in the newly formed entity. CBD published Yellow Pages directories and sold directory advertising and informational services in Cincinnati Bell Telephone's local service area. In the first quarter of 2002, the Company recorded a pre-tax gain of $328.3 million ($211.8 million, net of taxes), in the Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption "Income from discontinued operations, net of taxes."

On May 23, 2000, the Company completed the sale of its Cincinnati Bell Supply ("CBS") subsidiary.

The Consolidated Financial Statements and the Company's Other segment have been restated to reflect the dispositions of CBD and CBS as discontinued operations under SFAS 144 and APB 30, respectively. Accordingly, revenue, costs, expenses, assets, liabilities and cash flows of CBD and CBS have been reported as "Income from discontinued operations, net of taxes," "Assets of discontinued operations," "Liabilities of discontinued operations," "Net cash provided by (used in) discontinued operations," "Gain from sale of discontinued operations, net of taxes", or "Proceeds from sale of discontinued operations, net of taxes" for all periods presented.

Selected financial information for the discontinued operations is as follows:

($ in millions)                                           Year ended December 31,
------------------------------------------------------------------------------------
                                                         2002       2001       2000
                                                       -------    -------    -------
RESULTS OF OPERATIONS:
  Revenue                                              $  15.7    $  78.9    $  89.6

  Income from discontinued operations prior to sale        9.0       45.9       41.9
  Gain on sale of discontinued operations                328.3          -        1.1
  Income tax provision*                                  119.7       16.3       16.0
                                                       -------    -------    -------
  Income from discontinued operations, net of tax      $ 217.6    $  29.6    $  27.0
                                                       =======    =======    =======

* 2002 includes $116.5 expense on disposition of discontinued operations

The effective tax rates for discontinued operations in 2002, 2001, and 2000 were 35.5%, 36%, and 37%, respectively.

15. ADDITIONAL FINANCIAL INFORMATION

BALANCE SHEET

                                                                             Depreciable
($ in millions)        Year ended December 31      2002         2001        Lives (Years)
------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT:
     Land and rights of way                     $     6.3    $   159.3     20 - Indefinite
     Buildings and leasehold improvements           190.9        393.0         2 - 40
     Telephone plant                              2,020.3      1,962.3         3 - 29
     Transmission facilities                        116.4      2,162.7         2 - 20
     Furniture, fixtures, vehicles, and other       154.3        205.3         8 - 20
     Construction in process                         39.5        257.1           --
------------------------------------------------------------------------------------------
     Subtotal                                     2,527.7      5,139.7
     Less:  Accumulated depreciation             (1,659.8)    (2,080.4)
------------------------------------------------------------------------------------------
     Property, plant and equipment, net*        $   867.9    $ 3,059.3

                                                                       Amortization
($ in millions)        Year ended December 31      2002       2001    Lives (Years)
-----------------------------------------------------------------------------------
OTHER INTANGIBLES:
     Assembled workforce                          $    -     $ 24.0       2 - 4
     Installed customer base                           -      399.0       2 - 20
     Pension related                                19.1        0.7       2 - 40
     FCC License                                    38.4       38.4     Indefinite
     Roaming and Tradename Agreements               14.1       14.1       2 - 40
     Other intangibles                               0.2        3.4       2 - 40
----------------------------------------------------------------------------------
     Subtotal                                       71.8      479.6
     Less:  Accumulated amortization                (4.9)     (83.3)
----------------------------------------------------------------------------------
     Other intangibles, net                       $ 66.9     $396.3
----------------------------------------------------------------------------------
OTHER CURRENT LIABILITIES:
     Accrued payroll and benefits                 $ 24.1     $ 31.6
     Accrued interest                               10.1       12.2
     Accrued cost of service                        32.7       58.2
     Accrued insurance                              16.2       14.3
     Dividends payable                              30.9        6.2
     Other current liabilities                      55.6       92.5
----------------------------------------------------------------------------------
     Total                                        $169.6     $215.0
----------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
     Unrealized loss on interest rate swaps       $ (4.5)    $ (7.4)
     Additional minimum pension liability           (9.3)      (3.3)
----------------------------------------------------------------------------------
     Total                                        $(13.8)    $(10.7)
----------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS

($ in millions)           Year ended December 31           2002       2001       2000
---------------------------------------------------------------------------------------
CASH PAID (RECEIVED) FOR:
     Interest (net of amount capitalized)                 $124.8     $142.6     $124.9
     Income taxes (net of refunds)                        $(40.3)    $(17.9)    $(36.6)
NONCASH INVESTING AND FINANCING ACTIVITIES:
     Interest Expense                                     $ 47.4     $ 37.0     $ 38.7
     Accretion of 12 1/2% exchangeable preferred stock    $  3.5     $  3.2     $  4.1

 * Includes $27.2 and $37.4, respectively, of assets accounted for as capital leases, net of accumulated depreciation of $45.7 and $40.7, respectively, included in 'Buildings and leasehold improvements,' 'Telephone plant,' 'Transmission facilities,' and 'Furniture, fixtures, vehicles and other.'

16. BUSINESS SEGMENT INFORMATION

The Company is organized on the basis of products and services. The Company's segments are strategic business units that offer distinct products and services and are aligned with specific subsidiaries of the Company. The Company operates in the four business segments, Broadband, Local, Wireless, and Other as described below.

The Company completed the realignment of its business segments during the first quarter of 2002, as described in Note 3. The Company's web hosting operations provided by ZoomTown previously reported in the Other segment, were merged into the Company's Broadwing Communications Inc. subsidiary and are now reported in the Broadband segment. ZoomTown's DSL and dial-up Internet operations, also previously reported in the Other segment, were merged into CBT and are now reported in the Local segment. In addition, during the first quarter of 2002, the Company sold substantially all of the assets of CBD, which was previously reported in the Other segment. Accordingly, the historical results of operations of the Broadband, Local, and Other segments have been recast to reflect the transfer and disposition of these operations.

The Broadband segment provides data and voice telecommunication services nationwide through the Company's Broadwing Communications subsidiary. These services are provided over approximately 18,700 route miles of fiber-optic transmission facilities. Broadband segment revenue is generated by broadband transport through private line and IRU agreements, Internet services utilizing technology based on Internet protocol ("IP"), and switched voice services provided to both wholesale and retail customers. The Broadband segment also offers data collocation, web hosting, information technology consulting ("IT consulting"), network construction and other services.

The Local segment provides local telephone service, network access, DSL and dial-up Internet access, data transport services and switched long distance, as well as other ancillary products and services to customers in southwestern Ohio, northern Kentucky and southeastern Indiana. This market consists of approximately 2,400 square miles located within an approximately 25-mile radius of Cincinnati, Ohio. Services are provided through the Company's CBT subsidiary.

The Wireless segment includes the operations of the CBW subsidiary; a venture in which the Company owns 80.1% and AWS owns the remaining 19.9%. This segment provides advanced wireless digital personal communications and sales of related communications equipment to customers in the Greater Cincinnati and Dayton, Ohio operating areas.

The Other segment combines the operations of CBAD and Public. CBAD resells voice long distance service and Public provides public payphone services.

For segment reporting purposes, the Local segment reports revenue for services provided by the Broadband segment in the Greater Cincinnati area. The Local segment records a corresponding cost of service related to such broadband revenue equal to 80% of the revenue. The Broadband segment records revenue equal to the cost recorded in the Local segment. The cost recorded by the Local segment and revenue recorded by the Broadband segment are eliminated in consolidation.

Certain corporate administrative expenses have been allocated to segments based upon the nature of the expense and the relative size of the segment. The Company's business segment information is as follows:

                                                  Year Ended December 31,
                                         --------------------------------------
($ in millions)                             2002          2001          2000
                                         ----------    ----------    ----------
REVENUE
  Broadband                              $  1,068.1    $  1,197.6    $  1,004.6
  Local                                       848.5         831.7         791.6
  Wireless                                    260.4         248.0         180.0
  Other                                        79.9          78.2          59.8
  Intersegment                               (101.0)        (83.9)        (62.3)
                                         ----------    ----------    ----------
Total Revenue                            $  2,155.9    $  2,271.6    $  1,973.7
                                         ==========    ==========    ==========
INTERSEGMENT REVENUE
  Broadband                              $     72.1    $     53.1    $     34.3
  Local                                        28.3          29.5          26.4
  Wireless                                      0.3           0.9           1.0
  Other                                         0.3           0.4           0.6
                                         ----------    ----------    ----------
Total Intersegment Revenue               $    101.0    $     83.9    $     62.3
                                         ==========    ==========    ==========
OPERATING INCOME (LOSS)
  Broadband                              $ (2,437.6)   $   (502.1)   $   (225.6)
  Local                                       285.3         266.5         261.5
  Wireless                                     69.1          37.7          (2.7)
  Other                                         1.7          (3.7)        (24.2)
  Corporate and Eliminations                  (12.0)        (19.5)        (12.6)
                                         ----------    ----------    ----------
Total Operating Loss                     $ (2,093.5)   $   (221.1)   $     (3.6)
                                         ==========    ==========    ==========
ASSETS
  Broadband                              $    239.1    $  4,977.7    $  4,994.2
  Local                                       767.4         790.8         856.4
  Wireless                                    379.3         382.8         356.2
  Other                                        17.1          16.1          11.6
  Corporate and Eliminations                   64.7         144.6         259.2
                                         ----------    ----------    ----------
Total Assets                             $  1,467.6    $  6,312.0    $  6,477.6
                                         ==========    ==========    ==========
CAPITAL ADDITIONS
  Broadband                              $     64.9    $    472.0    $    599.9
  Local                                        80.3         121.4         157.4
  Wireless                                     29.5          52.0          84.2
  Other                                         0.9           2.0           0.9
  Corporate and Eliminations                    0.3           1.1           1.3
                                         ----------    ----------    ----------
Total Capital Additions                  $    175.9    $    648.5    $    843.7
                                         ==========    ==========    ==========
DEPRECIATION AND AMORTIZATION
  Broadband                              $    315.9    $    384.1    $    306.9
  Local                                       146.7         140.3         125.0
  Wireless                                     31.3          28.2          21.2
  Other                                         1.9           1.8           6.2
  Corporate and Eliminations                    0.5           0.4           0.2
                                         ----------    ----------    ----------
Total Depreciation and Amortization      $    496.3    $    554.8    $    459.5
                                         ==========    ==========    ==========

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate, where practicable, the fair value of each class of financial instruments:

Cash and cash equivalents, and short-term debt -- The carrying amount approximates fair value because of the short-term maturity of these instruments.

Accounts receivable and accounts payable -- The carrying amounts approximate fair value.

Marketable securities -- The fair values of marketable securities are based on quoted market prices.

Long-term debt -- The fair value is estimated based on year-end closing market prices of the Company's debt and of similar liabilities. The carrying amounts at December 31, 2002 and 2001 were $2,325 million and $2,665 million, respectively. The estimated fair values at December 31, 2002 and 2001 were $2,060 million and $2,449 million, respectively.

Convertible preferred stock -- The fair value of the 12-1/2% Exchangeable Preferred Stock at December 31, 2002 and 2001, respectively, was $27.7 million and $245 million, based on the trading value on those dates.

Interest rate risk management -- The Company is exposed to the impact of interest rate changes. The Company's objective is to manage the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. The Company continuously monitors the ratio of variable to fixed interest rate debt to maximize its total return. As of December 31, 2002, including the impact of interest rate swaps, which expire throughout 2003, approximately 51% of debt was fixed-rate debt and approximately 49% were bank loans with variable interest rates.

18. SUPPLEMENTAL GUARANTOR INFORMATION

CBT NOTES

CBT, a wholly owned subsidiary of the Parent Company, has registered debt outstanding that is guaranteed by the Parent Company but not by other subsidiaries of the Parent Company. The guarantee is full and unconditional and is joint and several. Substantially all of the Parent Company's income and cash flow is generated by its subsidiaries. Generally, funds necessary to meet the Parent Company's debt service obligations are provided by distributions or advances from its subsidiaries.

The following information sets forth the consolidating balance sheets of the Company as of December 31, 2002 and 2001 and the consolidating statements of operations and cash flows for the three years ended December 31, 2002, 2001 and 2000 of (i) Cincinnati Bell Inc., the Parent Company and guarantor (ii) Cincinnati Bell Telephone, the issuer and (iii) the non-guarantor subsidiaries on a combined basis:

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)

                                                                                For the year ended December 31, 2002
                                                                -----------------------------------------------------------------
                                                                  Parent
                                                                (CBT Note      CBT           Other
                                                                Guarantor)   (Issuer)  (Non-guarantors)   Eliminations    Total
                                                                ----------   -------   ----------------   ------------  ---------
Revenue                                                         $        -   $ 848.5      $  1,408.4       $   (101.0)  $ 2,155.9
Operating costs and expenses                                          12.1     563.2         3,775.1           (101.0)    4,249.4
                                                                -----------------------------------------------------------------
Operating income (loss)                                              (12.1)    285.3        (2,366.7)               -    (2,093.5)
Equity in earnings (loss) of subsidiaries and discontinued
  operations                                                      (2,121.7)        -               -          2,121.7           -
Interest expense                                                     137.8      22.1            81.9            (77.6)      164.2
Other expense (income), net                                          (28.6)     (2.9)           21.7             77.6        67.8
                                                                -----------------------------------------------------------------
Income (loss) before income taxes, discontinued operations
  and cumulative effect of change in accounting principle         (2,243.0)    266.1        (2,470.3)         2,121.7    (2,325.5)
Income tax expense (benefit)                                         (29.4)     95.1            40.0                -       105.7
                                                                -----------------------------------------------------------------
Income (loss) from continuing operations before discontinued
  operations and cumulative effect of change in accounting
  principle                                                       (2,213.6)    171.0        (2,510.3)         2,121.7    (2,431.2)
Income from discontinued operations, net                                 -         -           217.6                -       217.6
Cumulative effect of a change in accounting principle,
  net of tax                                                      (2,008.7)        -        (2,008.7)         2,008.7    (2,008.7)
                                                                -----------------------------------------------------------------
 Net income (loss)                                                (4,222.3)    171.0        (4,301.4)         4,130.4    (4,222.3)
Dividends applicable to preferred stock                               10.4         -               -                -        10.4
                                                                -----------------------------------------------------------------
Net income (loss) applicable to common shareowners              $ (4,232.7)  $ 171.0      $ (4,301.4)      $  4,130.4   $ (4,232.7)
                                                                =================================================================

                                                                                For the year ended December 31, 2001
                                                                -----------------------------------------------------------------
                                                                  Parent
                                                                (CBT Note      CBT           Other
                                                                Guarantor)   (Issuer)  (Non-guarantors)   Eliminations    Total
                                                                ----------   -------   ----------------   ------------  ---------
Revenue                                                         $        -   $ 831.7     $  1,524.0        $  (84.1)    $ 2,271.6
Operating costs and expenses                                          22.5     565.2        1,992.1           (87.1)      2,492.7
                                                                -----------------------------------------------------------------
Operating income (loss)                                              (22.5)    266.5         (468.1)            3.0        (221.1)
Equity in earnings (loss) of subsidiaries and discontinued
  operations                                                        (176.2)        -              -           176.2             -
Interest expense                                                     163.0      23.7           83.8          (102.4)        168.1
Other expense (income), net                                          (54.5)     (0.3)         (24.5)          102.4          23.1
                                                                -----------------------------------------------------------------
Income (loss) before income taxes and discontinued operations       (307.2)    243.1         (527.4)          179.2        (412.3)
Income tax expense (benefit)                                         (21.0)     85.9         (161.4)              -         (96.5)
                                                                -----------------------------------------------------------------
Income (loss) from continuing operations before discontinued
  operations                                                        (286.2)    157.2         (366.0)          179.2        (315.8)
Income from discontinued operations, net                                 -         -           29.6               -          29.6
                                                                -----------------------------------------------------------------
 Net income (loss)                                                  (286.2)    157.2         (336.4)          179.2        (286.2)
Dividends applicable to preferred stock                               10.4         -              -               -          10.4
                                                                -----------------------------------------------------------------
Net income (loss) applicable to common shareowners              $   (296.6)  $ 157.2     $   (336.4)       $  179.2     $  (296.6)
                                                                =================================================================

                                                                                For the year ended December 31, 2000
                                                                -----------------------------------------------------------------
                                                                  Parent
                                                                (CBT Note      CBT           Other
                                                                Guarantor)   (Issuer)  (Non-guarantors)   Eliminations    Total
                                                                ----------   -------   ----------------   ------------  ---------
Revenue                                                         $       -    $ 791.6      $  1,244.7        $  (62.6)   $ 1,973.7
Operating costs and expenses                                         14.0      530.1         1,497.2           (64.0)     1,977.3
                                                                -----------------------------------------------------------------
Operating income (loss)                                             (14.0)     261.5          (252.5)            1.4         (3.6)
Equity in earnings (loss) of subsidiaries and discontinued
  operations                                                       (285.5)         -               -           285.5            -
Interest expense                                                    153.7       22.9            91.8          (104.8)       163.6
Other expense (income), net                                         (57.8)       0.4           370.0           105.1        417.7
                                                                -----------------------------------------------------------------
Income (loss) before income taxes, discontinued operations
  and cumulative effect of change in accounting principle          (395.4)     238.2          (714.3)          286.6       (584.9)
Income tax expense (benefit)                                        (19.1)      82.7          (245.2)              -       (181.6)
                                                                -----------------------------------------------------------------
Income (loss) from continuing operations before discontinued
  operations and cumulative effect of change in accounting
  principle                                                        (376.3)     155.5          (469.1)          286.6       (403.3)
Income from discontinued operations, net                                -          -            27.0               -         27.0
Cumulative effect of a change in accounting principle,
  net of tax                                                         (0.8)      (0.8)              -             0.8         (0.8)
                                                                -----------------------------------------------------------------
 Net income (loss)                                                 (377.1)     154.7          (442.1)          287.4       (377.1)
Dividends applicable to preferred stock                               8.1          -               -               -          8.1
                                                                -----------------------------------------------------------------
Net income (loss) applicable to common shareowners              $  (385.2)   $ 154.7      $   (442.1)       $  287.4    $  (385.2)
                                                                =================================================================

CONDENSED CONSOLIDATING BALANCE SHEETS
(DOLLARS IN MILLIONS)

                                                                                         December 31, 2002
                                                                -----------------------------------------------------------------
                                                                  Parent
                                                                (CBT Note      CBT           Other
                                                                Guarantor)   (Issuer)  (Non-guarantors)   Eliminations    Total
                                                                ----------   -------   ----------------   ------------  ---------
Cash and cash equivalents                                       $     38.6   $   2.6      $      3.7       $        -   $    44.9
Restricted cash                                                        7.0         -               -                -         7.0
Receivables, net                                                         -      87.1           203.5                -       290.6
Other current assets                                                   4.7      43.4            19.8             (0.6)       67.3
Intercompany receivables                                                 -      64.7               -            (64.7)          -
                                                                -----------------------------------------------------------------
 Total current assets                                                 50.3     197.8           227.0            (65.3)      409.8
Property, plant and equipment, net                                     1.7     560.8           305.4                -       867.9
Goodwill and other intangibles, net                                   19.1         -            88.7                -       107.8
Other noncurrent assets                                               94.0       8.8            22.8            (43.5)       82.1
Advances and investments in subsidiaries                            (571.7)        -               -            571.7           -
                                                                -----------------------------------------------------------------
 TOTAL ASSETS                                                   $   (406.6)  $ 767.4      $    643.9       $    462.9   $ 1,467.6
                                                                =================================================================

Short-term debt                                                 $    172.1   $  26.8      $      4.8       $        -   $   203.7
Accounts payable                                                       1.7      50.8            76.9                -       129.4
Other current liabilities                                             36.4      78.5           284.9              4.2       404.0
                                                                -----------------------------------------------------------------
 Total current liabilities                                           210.2     156.1           366.6              4.2       737.1
Long-term debt, less current portion                               1,835.4     278.9           240.4                -     2,354.7
Other noncurrent liabilities                                          96.1      74.8           357.6            (48.3)      480.2
Intercompany payables                                                    -         -         1,804.9         (1,804.9)          -
                                                                -----------------------------------------------------------------
 Total liabilities                                                 2,141.7     509.8         2,769.5         (1,849.0)    3,572.0
Minority interest                                                        -         -            29.5            414.4       443.9
Redeemable preferred stock                                               -         -           414.4           (414.4)          -
Shareowners' equity (deficit)                                     (2,548.3)    257.6        (2,569.5)         2,311.9    (2,548.3)
                                                                -----------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREOWNERS' EQUITY (DEFICIT)            $   (406.6)  $ 767.4      $    643.9       $    462.9   $ 1,467.6
                                                                =================================================================

                                                                                       December 31, 2001
                                                                -----------------------------------------------------------------
                                                                  Parent
                                                                (CBT Note      CBT           Other
                                                                Guarantor)   (Issuer)  (Non-guarantors)   Eliminations    Total
                                                                ----------   -------   ----------------   ------------  ---------
Cash and cash equivalents                                       $     17.3   $     -      $     12.7       $        -   $    30.0
Receivables, net                                                         -     100.2           210.7                -       310.9
Other current assets                                                   6.3      45.4            54.9              2.5       109.1
Intercompany receivables                                                 -      15.3               -            (15.3)          -
Assets from discontinued operations                                      -         -            21.4                -        21.4
                                                                -----------------------------------------------------------------
 Total current assets                                                 23.6     160.9           299.7            (12.8)      471.4
Property, plant and equipment, net                                     2.1     622.2         2,435.0                -     3,059.3
Goodwill and other intangibles, net                                    0.7         -         2,444.2                -     2,444.9
Other noncurrent assets                                              117.9       7.7           265.4            (54.6)      336.4
Advances and investments in subsidiaries                           4,087.0         -               -         (4,087.0)          -
                                                                -----------------------------------------------------------------
 TOTAL ASSETS                                                   $  4,231.3   $ 790.8      $  5,444.3       $ (4,154.4)  $ 6,312.0
                                                                =================================================================

Short-term debt                                                 $    118.8   $  28.0      $      3.2       $        -   $   150.0
Accounts payable                                                       1.9      49.2           126.5                -       177.6
Other current liabilities                                             36.5      92.9           444.1              9.3       582.8
Liabilities from discontinued operations                                 -         -            11.9                -        11.9
                                                                -----------------------------------------------------------------
 Total current liabilities                                           157.2     170.1           585.7              9.3       922.3
Long-term debt, less current portion                               2,306.3     304.2            91.5                -     2,702.0
Other noncurrent liabilities                                          89.4      62.1           484.2            (62.1)      573.6
Intercompany payables                                                    -         -         1,798.4         (1,798.4)          -
                                                                -----------------------------------------------------------------
 Total liabilities                                                 2,552.9     536.4         2,959.8         (1,851.2)    4,197.9
Minority interest                                                        -         -            17.8            417.9       435.7
Redeemable preferred stock                                               -         -           417.9           (417.9)          -
Shareowners' equity (deficit)                                      1,678.4     254.4         2,048.8         (2,303.2)    1,678.4
                                                                -----------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREOWNERS' EQUITY (DEFICIT)            $  4,231.3   $ 790.8      $  5,444.3       $ (4,154.4)  $ 6,312.0
                                                                =================================================================

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

                                                                              For the year ended December 31, 2002
                                                             -------------------------------------------------------------------
                                                               Parent
                                                             (CBT Note        CBT            Other
                                                             Guarantor)     (Issuer)    (Non-guarantors)   Eliminations   Total
                                                             ----------     --------    ----------------   ------------  -------
Cash flows provided by (used in) operating activities        $      4.1     $ 326.8         $ (138.3)       $      -     $ 192.6
                                                             -------------------------------------------------------------------
Capital expenditures                                               (0.2)      (80.3)           (95.4)              -      (175.9)
Proceeds from sale of discontinued operation                          -           -            345.0               -       345.0
Other investing activities                                            -           -             23.3               -        23.3
                                                             -------------------------------------------------------------------
Cash flows provided by (used in) investing activities              (0.2)      (80.3)           272.9               -       192.4
                                                             -------------------------------------------------------------------
Issuance of long-term debt                                            -           -            151.0               -       151.0
Capital contributions and other intercompany transactions         486.9      (217.3)          (269.6)              -           -
Repayment of long-term debt                                      (450.0)      (20.0)               -               -      (470.0)
Short-term borrowings (repayments), net                               -        (6.6)            (0.3)              -        (6.9)
Issuance of common shares - exercise of stock options               0.8           -                -               -         0.8
Other financing activities                                        (20.3)          -            (24.7)              -       (45.0)
                                                             -------------------------------------------------------------------
Cash flows provided by (used in) financing activities              17.4      (243.9)          (143.6)              -      (370.1)
                                                             -------------------------------------------------------------------
         Increase (decrease) in cash and cash equivalents          21.3         2.6             (9.0)              -        14.9
         Beginning cash and cash equivalents                       17.3           -             12.7               -        30.0
                                                             -------------------------------------------------------------------
         Ending cash and cash equivalents                    $     38.6     $   2.6         $    3.7        $      -     $  44.9
                                                             ===================================================================

                                                                            For the year ended December 31, 2001
                                                             -------------------------------------------------------------------
                                                               Parent
                                                             (CBT Note        CBT            Other
                                                             Guarantor)     (Issuer)    (Non-guarantors)   Eliminations   Total
                                                             ----------     --------    ----------------   ------------  -------
Cash flows provided by (used in) operating activities        $     (8.0)    $ 332.7         $  (65.2)       $      -     $ 259.5
                                                             -------------------------------------------------------------------
Capital expenditures                                               (1.1)     (121.4)          (526.0)              -      (648.5)
Other investing activities                                            -        (0.2)           114.1               -       113.9
                                                             -------------------------------------------------------------------
Cash flows provided by (used in) investing activities              (1.1)     (121.6)          (411.9)              -     (534.6)
                                                             -------------------------------------------------------------------

Issuance of long-term debt                                        466.0           -             42.0               -       508.0
Capital contributions and other intercompany transactions        (255.1)     (213.5)           468.6               -           -
Repayment of long-term debt                                      (200.1)          -             (3.2)              -      (203.3)
Short-term borrowings (repayments), net                             0.4         2.4             (0.4)              -         2.4
Issuance of common shares - exercise of stock options              22.5           -                -               -        22.5
Other financing activities                                        (13.1)          -            (49.3)              -       (62.4)
                                                             -------------------------------------------------------------------
Cash flows provided by (used in) financing activities              20.6      (211.1)           457.7               -       267.2
                                                             -------------------------------------------------------------------
         Increase (decrease) in cash and cash equivalents          11.5           -            (19.4)              -        (7.9)
         Beginning cash and cash equivalents                        5.8           -             32.1               -        37.9
                                                             -------------------------------------------------------------------
         Ending cash and cash equivalents                    $     17.3     $     -         $   12.7        $      -     $  30.0
                                                             ===================================================================

                                                                            For the year ended December 31, 2000
                                                             -------------------------------------------------------------------
                                                               Parent
                                                             (CBT Note        CBT            Other
                                                             Guarantor)     (Issuer)    (Non-guarantors)   Eliminations   Total
                                                             ----------     --------    ----------------   ------------  -------
Cash flows provided by (used in) operating activities        $    (45.2)    $ 308.1         $   65.5        $      -     $ 328.4
                                                             -------------------------------------------------------------------
Proceeds from sale of discontinued operations                         -           -             11.3               -        11.3
Capital expenditures                                               (1.3)     (157.4)          (685.0)              -      (843.7)
Other investing activities                                          0.3           -            (19.8)              -       (19.5)
                                                             -------------------------------------------------------------------
Cash flows provided by (used in) investing activities              (1.0)     (157.4)          (693.5)              -      (851.9)
                                                             -------------------------------------------------------------------

Issuance of long-term debt                                        884.0           -                -               -       884.0
Capital contributions and other intercompany transactions        (917.9)     (150.7)         1,068.6               -           -
Repayment of long-term debt                                           -           -           (404.0)              -      (404.0)
Short-term borrowings (repayments), net                             9.6           -            (11.5)              -        (1.9)
Issuance of common shares - exercise of stock options              64.2           -                -               -        64.2
Other financing activities                                        (12.5)          -            (49.2)              -       (61.7)
                                                             -------------------------------------------------------------------
Cash flows provided by (used in) financing activities              27.4      (150.7)           603.9               -       480.6
                                                             -------------------------------------------------------------------
         Increase (decrease) in cash and cash equivalents         (18.8)          -            (24.1)              -       (42.9)
         Beginning cash and cash equivalents                       24.6           -             56.2               -        80.8
                                                             -------------------------------------------------------------------
         Ending cash and cash equivalents                    $      5.8     $     -         $   32.1        $      -     $  37.9
                                                             ===================================================================

7 1/4% SENIOR NOTES DUE 2013 AND 8 3/8% SENIOR SUBORDINATED NOTES DUE 2014

The Parent Company has issued debt that is guaranteed by the following subsidiaries of the Parent Company: Cincinnati Bell Public Communications Inc., ZoomTown.com Inc., Cincinnati Bell Complete Protection Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunication Services Inc., Cincinnati Bell Wireless Company and Cincinnati Bell Wireless Holdings LLC. The debt is not guaranteed by other subsidiaries of the Parent Company. Each subsidiary guarantor is 100% owned by the Parent Company. The guarantees are full and unconditional and are joint and several. Substantially all of the Parent Company's income and cash flow is generated by its subsidiaries. Generally, funds necessary to meet the Parent Company's debt service obligations are provided by distributions or advances from its subsidiaries.

The following information sets forth the consolidating balance sheets of the Company as of December 31, 2002 and 2001 and the consolidating statements of operations and cash flows for the three years ended December 31, 2002, 2001 and 2000 of (i) Cincinnati Bell Inc., the Parent Company and issuer, (ii) the guarantor subsidiaries on a combined basis and (iii) the non-guarantor subsidiaries on a combined basis:

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)

                                                                               For the year ended December 31, 2002
                                                               -------------------------------------------------------------------
                                                                 Parent
                                                                (Issuer)    Guarantors    Non-guarantors  Eliminations     Total
                                                               ---------    ----------    --------------  ------------     -----
Revenue                                                        $       -     $  226.6        $ 2,030.3     $  (101.0)    $ 2,155.9
Operating costs and expenses                                        12.1        223.5          4,114.8        (101.0)      4,249.4
                                                               -------------------------------------------------------------------
Operating income (loss)                                            (12.1)         3.1         (2,084.5)            -      (2,093.5)
Equity in earnings (loss) of subsidiaries and discontinued
  operations                                                    (2,121.7)           -                -       2,121.7             -
Interest expense                                                   137.8          3.7            100.3         (77.6)        164.2
Other expense (income), net                                        (28.6)        22.3             (3.5)         77.6          67.8
                                                               -------------------------------------------------------------------

Income (loss) before income taxes, discontinued operations
  and cumulative effect of change in accounting principle       (2,243.0)       (22.9)        (2,181.3)      2,121.7      (2,325.5)
Income tax expense (benefit)                                       (29.4)        13.0            122.1             -         105.7
                                                               -------------------------------------------------------------------
Income (loss) from continuing operations before discontinued
  operations and cumulative effect of change in accounting
  principle                                                     (2,213.6)       (35.9)        (2,303.4)      2,121.7      (2,431.2)
Income from discontinued operations, net                               -            -            217.6             -         217.6
Cumulative effect of a change in accounting principle, net
  of tax                                                        (2,008.7)           -         (2,008.7)      2,008.7      (2,008.7)
                                                               -------------------------------------------------------------------
   Net income (loss)                                            (4,222.3)       (35.9)        (4,094.5)      4,130.4      (4,222.3)
Dividends applicable to preferred stock                             10.4            -                -             -          10.4
                                                               -------------------------------------------------------------------
Net income (loss) applicable to common shareowners             $(4,232.7)    $  (35.9)       $(4,094.5)    $ 4,130.4     $(4,232.7)
                                                               ===================================================================

                                                                                For the year ended December 31, 2001
                                                                  ---------------------------------------------------------------
                                                                   Parent
                                                                  (Issuer)   Guarantors  Non-guarantors  Eliminations     Total
                                                                  --------   ----------  --------------  ------------     -----
Revenue                                                           $      -    $  198.8     $  2,156.9      $  (84.1)   $  2,271.6
Operating costs and expenses                                          22.5       219.1        2,338.2         (87.1)      2,492.7
                                                                  ---------------------------------------------------------------
Operating income (loss)                                              (22.5)      (20.3)        (181.3)          3.0        (221.1)
Equity in earnings (loss) of subsidiaries and discontinued
  operations                                                        (176.2)          -              -         176.2             -
Interest expense                                                     163.0         4.7          102.8        (102.4)        168.1
Other expense (income), net                                          (54.5)      (17.0)          (7.8)        102.4          23.1
                                                                  ---------------------------------------------------------------
Income (loss) before income taxes and discontinued operations       (307.2)       (8.0)        (276.3)        179.2        (412.3)
Income tax expense (benefit)                                         (21.0)        9.1          (84.6)            -         (96.5)
                                                                  ---------------------------------------------------------------
Income (loss) from continuing operations before discontinued
  operations                                                        (286.2)      (17.1)        (191.7)        179.2        (315.8)
Income from discontinued operations, net                                 -           -           29.6             -          29.6
                                                                  ---------------------------------------------------------------
  Net income (loss)                                                 (286.2)      (17.1)        (162.1)        179.2        (286.2)
Dividends applicable to preferred stock                               10.4           -              -             -          10.4
                                                               -------------------------------------------------------------------
Net income (loss) applicable to common shareowners                $ (296.6)   $  (17.1)    $   (162.1)   $    179.2     $  (296.6)
                                                               ===================================================================

                                                                                 For the year ended December 31, 2000
                                                                    ---------------------------------------------------------------
                                                                      Parent
                                                                     (Issuer)  Guarantors  Non-guarantors  Eliminations     Total
                                                                     --------  ----------  --------------  ------------     -----
Revenue                                                             $      -    $  155.6     $  1,880.7      $  (62.6)   $  1,973.7
Operating costs and expenses                                            14.0       194.2        1,833.1         (64.0)      1,977.3
                                                                    ---------------------------------------------------------------
Operating income (loss)                                                (14.0)      (38.6)          47.6           1.4          (3.6)
Equity in earnings (loss) of subsidiaries and discontinued
  operations                                                          (285.5)          -              -         285.5             -
Interest expense                                                       153.7         8.3          106.4        (104.8)        163.6
Other expense (income), net                                            (57.8)      (41.2)         411.6         105.1         417.7
                                                                    ---------------------------------------------------------------
Income (loss) before income taxes, discontinued operations
  and cumulative effect of change in accounting principle             (395.4)       (5.7)        (470.4)        286.6        (584.9)
Income tax expense (benefit)                                           (19.1)       (7.3)        (155.2)            -        (181.6)
                                                                    ---------------------------------------------------------------
Income (loss) from continuing operations before discontinued
  operations and cumulative effect of change in accounting
  principle                                                           (376.3)        1.6         (315.2)        286.6        (403.3)
Income from discontinued operations, net                                   -           -           27.0             -          27.0
Cumulative effect of a change in accounting principle, net of tax       (0.8)       (0.2)          (0.6)          0.8          (0.8)
                                                                    ---------------------------------------------------------------
  Net income (loss)                                                   (377.1)        1.4         (288.8)        287.4        (377.1)
Dividends applicable to preferred stock                                  8.1           -              -             -           8.1
                                                                    ----------------------------------------------------------------
Net income (loss) applicable to common shareowners                  $ (385.2)   $    1.4     $   (288.8)     $  287.4    $   (385.2)
                                                                    ================================================================

CONDENSED CONSOLIDATING BALANCE SHEETS
(DOLLARS IN MILLIONS)

                                                                          December 31, 2002
                                               ---------------------------------------------------------------------------
                                                 Parent
                                                (Issuer)       Guarantors    Non-guarantors    Eliminations        Total
                                                --------       ----------    --------------    ------------        -----
Cash and cash equivalents                      $    38.6         $  0.2        $     6.1        $       -        $    44.9
Restricted cash                                      7.0              -                -                -              7.0
Receivables, net                                       -           37.5            253.1                -            290.6
Other current assets                                 4.7            4.3             58.9             (0.6)            67.3
Intercompany receivables                               -              -             28.2            (28.2)               -
                                               ---------------------------------------------------------------------------
  Total current assets                              50.3           42.0            346.3            (28.8)           409.8
Property, plant and equipment, net                   1.7           10.4            855.8                -            867.9
Goodwill and other intangibles, net                 19.1           10.3             78.4                -            107.8
Other noncurrent assets                             94.0           14.2             17.4            (43.5)            82.1
Advances and investments in subsidiaries          (571.7)         288.5             51.7            231.5                -
                                               ---------------------------------------------------------------------------
  TOTAL ASSETS                                 $  (406.6)        $365.4        $ 1,349.6        $   159.2        $ 1,467.6
                                               ===========================================================================

Short-term debt                                $   172.1         $    -        $    31.6        $       -        $   203.7
Accounts payable                                     1.7           33.8             93.9                -            129.4
Other current liabilities                           36.4           (0.8)           364.2              4.2            404.0
                                               ---------------------------------------------------------------------------
  Total current liabilities                        210.2           33.0            489.7              4.2            737.1
Long-term debt, less current portion             1,835.4              -            519.3                -          2,354.7
Other noncurrent liabilities                        96.1           35.7            396.7            (48.3)           480.2
Intercompany payables                                  -          328.9          1,670.7         (1,999.6)               -
                                               ---------------------------------------------------------------------------
  Total liabilities                              2,141.7          397.6          3,076.4         (2,043.7)         3,572.0
Minority interest                                      -              -             29.5            414.4            443.9
Redeemable preferred stock                             -              -            414.4           (414.4)               -
Shareowners' equity (deficit)                   (2,548.3)         (32.2)        (2,170.7)         2,202.9         (2,548.3)
                                               ---------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREOWNERS'
   EQUITY (DEFICIT)                            $  (406.6)        $365.4        $ 1,349.6        $   159.2        $ 1,467.6
                                               ===========================================================================


                                                                          December 31, 2001
                                               ---------------------------------------------------------------------------
                                                Parent
                                               (Issuer)        Guarantors    Non-guarantors    Eliminations        Total
                                               --------        ----------    --------------    ------------        -----
Cash and cash equivalents                      $   17.3         $      -         $   12.7        $       -       $    30.0
Receivables, net                                      -             38.9            272.0                -           310.9
Other current assets                                6.3             30.6             69.7              2.5           109.1
Intercompany receivables                              -                -              1.0             (1.0)              -
Assets from discontinued operations                   -                -             21.4                -            21.4
                                               ---------------------------------------------------------------------------
  Total current assets                             23.6             69.5            376.8              1.5           471.4
Property, plant and equipment, net                  2.1             18.1          3,039.1                -         3,059.3
Goodwill and other intangibles, net                 0.7             10.4          2,433.8                -         2,444.9
Other noncurrent assets                           117.9             29.9            243.2            (54.6)          336.4
Advances and investments in subsidiaries        4,087.0            292.5             50.2         (4,429.7)              -
                                               ---------------------------------------------------------------------------
  TOTAL ASSETS                                 $4,231.3         $  420.4         $6,143.1        $(4,482.8)      $ 6,312.0
                                               ===========================================================================

Short-term debt                                $  118.8         $      -         $   31.2        $       -       $   150.0
Accounts payable                                    1.9             29.5            146.2                -           177.6
Other current liabilities                          36.5             16.1            520.9              9.3           582.8
Liabilities from discontinued operations              -                -             11.9                -            11.9
                                               ---------------------------------------------------------------------------
  Total current liabilities                       157.2             45.6            710.2              9.3           922.3
Long-term debt, less current portion            2,306.3                -            395.7                -         2,702.0
Other noncurrent liabilities                       89.4             20.5            525.8            (62.1)          573.6
Intercompany payables                                 -            368.3          1,698.8         (2,067.1)              -
                                               ---------------------------------------------------------------------------
  Total liabilities                             2,552.9            434.4          3,330.5         (2,119.9)        4,197.9
Minority interest                                     -                -             17.8            417.9           435.7
Redeemable preferred stock                            -                -            417.9           (417.9)              -
Shareowners' equity (deficit)                   1,678.4            (14.0)         2,376.9         (2,362.9)        1,678.4
                                               ---------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREOWNERS'
   EQUITY (DEFICIT)                            $4,231.3         $  420.4         $6,143.1        $(4,482.8)      $ 6,312.0
                                               ===========================================================================

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

                                                                              For the year ended December 31, 2002
                                                          -------------------------------------------------------------------------
                                                          Parent (Issuer)   Guarantors     Non-guarantors   Eliminations     Total
                                                          ---------------   ----------     --------------   ------------     -----
Cash flows provided by (used in) operating activities        $    4.1        $   11.1         $  177.4        $      -     $  192.6
                                                             ----------------------------------------------------------------------
Capital expenditures                                             (0.2)           (4.9)          (170.8)              -       (175.9)
Proceeds from sale of discontinued operations                       -               -            345.0               -        345.0
Other investing activities                                          -            23.3                -               -         23.3
                                                             ----------------------------------------------------------------------
Cash flows provided by (used in) investing activities            (0.2)           18.4            174.2               -        192.4
                                                             ----------------------------------------------------------------------
Issuance of long-term debt                                          -               -            151.0               -        151.0
Capital contributions and other intercompany transactions       486.9           (29.3)          (457.6)              -            -
Repayment of long-term debt                                    (450.0)              -            (20.0)              -       (470.0)
Short-term borrowings (repayments), net                             -               -             (6.9)              -         (6.9)
Issuance of common shares - exercise of stock options             0.8               -                -               -          0.8
Other financing activities                                      (20.3)              -            (24.7)              -        (45.0)
                                                             ----------------------------------------------------------------------
Cash flows provided by (used in) financing activities            17.4           (29.3)          (358.2)              -       (370.1)
                                                             ----------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents               21.3             0.2             (6.6)              -         14.9
  Beginning cash and cash equivalents                            17.3               -             12.7               -         30.0
                                                             ----------------------------------------------------------------------
  Ending cash and cash equivalents                           $   38.6        $    0.2         $    6.1        $      -     $   44.9
                                                             ======================================================================

                                                                             For the year ended December 31, 2001
                                                          -------------------------------------------------------------------------
                                                          Parent (Issuer)    Guarantors     Non-guarantors   Eliminations    Total
                                                          ---------------    ----------     --------------   ------------    -----
Cash flows provided by (used in) operating activities        $   (8.0)        $  (40.9)        $  308.4         $      -   $  259.5
                                                             ----------------------------------------------------------------------
Capital expenditures                                             (1.1)            (9.7)          (637.7)               -     (648.5)
Other investing activities                                          -             83.6             30.3                -      113.9
                                                             ----------------------------------------------------------------------
Cash flows provided by (used in) investing activities            (1.1)            73.9           (607.4)               -     (534.6)
                                                             ----------------------------------------------------------------------
Issuance of long-term debt                                      466.0                -             42.0                -      508.0
Capital contributions and other intercompany transactions      (255.1)           (34.7)           289.8                -          -
Repayment of long-term debt                                    (200.1)               -             (3.2)               -     (203.3)
Short-term borrowings (repayments), net                           0.4                -              2.0                -        2.4
Issuance of common shares - exercise of stock options            22.5                -                -                -       22.5
Other financing activities                                      (13.1)               -            (49.3)               -      (62.4)
                                                             ----------------------------------------------------------------------
Cash flows provided by (used in) financing activities            20.6            (34.7)           281.3                -      267.2
                                                             ----------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents               11.5             (1.7)           (17.7)               -       (7.9)
  Beginning cash and cash equivalents                             5.8              1.7             30.4                -       37.9
                                                             ----------------------------------------------------------------------
  Ending cash and cash equivalents                           $   17.3         $      -         $   12.7         $      -   $   30.0
                                                             ======================================================================

                                                                              For the year ended December 31, 2000
                                                          -------------------------------------------------------------------------
                                                          Parent (Issuer)    Guarantors    Non-guarantors    Eliminations    Total
                                                          ---------------    ----------    --------------    ------------    -----
Cash flows provided by (used in) operating activities        $  (45.2)        $  (76.7)        $  450.3        $      -    $  328.4
                                                             ----------------------------------------------------------------------
Proceeds from sale of discontinued operations                       -                -             11.3               -        11.3
Capital expenditures                                             (1.3)            (9.9)          (832.5)              -      (843.7)
Other investing activities                                        0.3            (29.7)             9.9               -       (19.5)
                                                             ----------------------------------------------------------------------
Cash flows provided by (used in) investing activities            (1.0)           (39.6)          (811.3)              -      (851.9)
                                                             ----------------------------------------------------------------------
Issuance of long-term debt                                      884.0                -                -               -       884.0
Capital contributions and other intercompany transactions      (917.9)           118.0            799.9               -           -
Repayment of long-term debt                                         -                -           (404.0)              -      (404.0)
Short-term borrowings (repayments), net                           9.6                -            (11.5)              -        (1.9)
Issuance of common shares - exercise of stock options            64.2                -                -               -        64.2
Other financing activities                                      (12.5)               -            (49.2)              -       (61.7)
                                                             ----------------------------------------------------------------------
Cash flows provided by (used in) financing activities            27.4            118.0            335.2               -       480.6
                                                             ----------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents              (18.8)             1.7            (25.8)              -       (42.9)
  Beginning cash and cash equivalents                            24.6                -             56.2               -        80.8
                                                             ----------------------------------------------------------------------
  Ending cash and cash equivalents                           $    5.8         $    1.7         $   30.4        $      -    $   37.9
                                                             ======================================================================

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

($ in millions except per common share amounts)          First            Second       Third         Fourth            Total
------------------------------------------------------------------------------------------------------------------------------
2002
Revenue                                                $   537.4         $   552.5   $   562.9     $   503.1         $ 2,155.9
Operating income (loss)                                      8.9              35.9        60.7      (2,199.0)         (2,093.5)
Income (loss) from:
  Continuing operations before discontinued
    operations and cumulative effect
    of change in accounting principle                      (33.5)            (18.3)        4.0      (2,383.4)         (2,431.2)
  Income (loss) from discontinued operations               217.8              (0.2)          -             -             217.6
  Cumulative effect of change in accounting principle   (2,008.7)                -           -             -          (2,008.7)
Net Income (loss)                                      $(1,824.4)        $   (18.5)  $     4.0     $(2,383.4)        $(4,222.3)
Basic and diluted earnings (loss) per common share     $   (8.38)        $   (0.10)  $    0.01     $  (10.92)        $  (19.38)

($ in millions except per common share amounts)    First            Second             Third          Fourth             Total
-------------------------------------------------------------------------------------------------------------------------------
2001
Revenue                                          $   558.8         $   588.8         $   578.0      $   546.0         $ 2,271.6
Operating income (loss)                                7.5              16.4               6.6         (251.6)           (221.1)
Loss from:
  Continuing operations before
    discontinued operations                          (40.4)            (35.4)            (35.6)        (204.4)           (315.8)
  Income from discontinued operations                  6.4               6.7               7.7            8.8              29.6
Net loss                                         $   (34.0)        $   (28.7)        $   (27.9)     $  (195.6)        $  (286.2)
Basic and diluted loss per common share          $   (0.17)        $   (0.14)        $   (0.14)     $   (0.91)        $   (1.36)

In the fourth quarter of 2001, the Company incurred a pretax charge included in operating income of $232 million related to restructuring activities and asset impairments. The net effect of these restructuring charges reduced earnings per share by $0.69 in the fourth quarter.

In the first quarter of 2002, the Company sold substantially all of the assets of its CBD subsidiary. The above table has been recast to present the income of CBD as income from discontinued operations. The net effect of the gain from the sale of CBD's asset decreased loss per share by $0.97 in the first quarter.

In the first quarter of 2002, the Company incurred a charge of $2 billion, net of tax, associated with the adoption of SFAS 142 and presented as a cumulative effect of change in accounting principle (refer to Note 2). The net effect of the goodwill write-down increased loss per share by $9.21 in the first quarter.

Due to the cessation of goodwill amortization in 2002 in accordance with SFAS 142, each quarter contributed approximately $0.10 earnings per share.

In the second 2002 the Company incurred a non-recurring charge of $13.3 million for costs associated with the termination of the Company's uncompleted network construction contract further discussed in Note 20. The effect of the charge increased loss per share by $0.04 in the second quarter.

In the second and third quarter of 2002, the Company terminated IRU contracts with two customers (refer to Note 1), which contributed $18 million and $41 million of revenue and operating income and $0.05 and $0.14 earnings per share in the second and third quarter, respectively.

In the fourth quarter of 2002, the Company recorded a $2.2 billion non-cash pretax asset impairment charge to reduce the carrying value of the Broadband unit's assets to estimated fair market value. The effect of the impairment charge increased loss per share by $6.54.

In the fourth quarter of 2002, the Company recorded a valuation allowance related to its deferred tax assets of $912.4 million as a component of income tax expense. The effect of the valuation allowance increased loss per share by $4.18.

20. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company leases certain circuits, facilities and equipment used in its operations. Total operating lease rental expenses (excluding circuit leases) were approximately $41 million, $42 million and $32 million in 2002, 2001, and 2000, respectively.

At December 31, 2002, the total minimum annual lease commitments and purchase obligations, excluding interest, under noncancelable leases and contractual obligations are as follows:

                                                  Unconditional
                     Operating        Capital       Purchase
($ in millions)       Leases          Leases       Obligations       Total
   2003               $ 107.2         $  9.0         $  45.8        $ 162.0
   2004                  93.9            5.9            45.0          144.8
   2005                  69.4            3.5            45.0          117.9
   2006                  50.3            2.4            45.0           97.7
   2007                  27.8            2.3            45.0           75.1
Thereafter              135.8           16.0            22.5          174.3
                      -----------------------------------------------------
 Total                $ 484.4         $ 39.1         $ 248.3        $ 771.8

CONTINGENCIES

In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance.

During 2002, several purported class action lawsuits were filed in the United States District Court for the Southern District of Ohio on behalf of purchasers of the securities of the Company between January 17, 2001 and May 20, 2002, inclusive (the "Class Period"). The complaints alleged that the Company, its former Chief Executive Officer ("CEO"), its current CEO, and several board members violated federal securities laws arising out of allegedly issuing material misrepresentations to the market during the Class Period which resulted in artificially inflating the market price of the Company's securities. The Company intends to defend these claims vigorously.

In June 2000, BCI entered into a long-term construction contract to build a 1,550-mile fiber route system. During the second quarter of 2002, the customer alleged a breach of contract and requested the Company to cease all construction activities, requested a refund of $62 million in progress payments previously paid to the Company, and requested conveyance of title to all routes constructed under the contract. Subsequently, the Company notified the customer that such purported termination was improper and constituted a material breach under the terms of the contract, causing the Company to terminate the contract. As a result of the contract termination, the Company expensed $13 million in both costs incurred under the contract and estimated shutdown costs during the second quarter of 2002, which have been reflected in cost of services and products in the Consolidated Statements of Operations and Comprehensive Income (Loss). In addition, the Company's balance sheet included $51 million in unbilled accounts receivable (including both signed change orders and claims) at December 31, 2002 related to this contract. Based on information available as of December 31, 2002, the Company believes it is due significant amounts outstanding under the contract, including unbilled accounts receivable. The Company expects this matter to be resolved through arbitration. The timing and outcome of these issues are not currently predictable. An unfavorable outcome could have a material effect on the financial condition and results of operations and results of operations of the Company.

COMMITMENTS

In 2000, BCI entered into a purchase commitment with Corvis Corporation, a Columbia, Maryland-based manufacturer of optical network equipment. The agreement specifies that the Company will purchase $200 million in optical network equipment from Corvis Corporation over a two-year period beginning in July 2000. As of December 31, 2002 and 2001, the Company's remaining purchase commitment was zero and $20 million, respectively. In 2000, the Company also entered into a separate agreement giving it the right to purchase Series H preferred stock at $80.53 per share, which had a fair value $30 million, and $5 million of the common stock of Corvis at the initial public offering price. The Company subsequently exercised these rights during the second and third quarters of 2000. The established prices for these Corvis equity purchases reflect the contemporaneous fair value of the equity, as evidenced by independent third party investor purchases of this equity in the same timeframe.

In 2001, BCI entered into an agreement with Teleglobe Inc. ("Teleglobe"), a Reston, Virginia-based telecommunications company which stated that the Company would purchase $90 million of services and equipment from Teleglobe over four years. In September 2002, the Company terminated the agreement for a payment of $4.25 million to Teleglobe, which released the Company from $63.0 million of future commitments (refer to Note 1).

In 2001 and 2000, BCI entered into agreements with two vendors to provide bundled Internet access to the Company's customers based on a monthly maintenance fee. These services were previously purchased from other vendors on a usage basis. In March 2002, BCI terminated its contract with one of the vendors as part of its fourth quarter 2001 restructuring (refer to Note 3). This contract termination reduced the Company's future commitments by approximately $60 million. In September 2002, BCI terminated its remaining contract as part of its third quarter restructuring (refer to Note 3), which eliminated the remaining $13 million of future commitments related to bundled Internet access.

In 1998, the Company (then known as Cincinnati Bell) entered a ten-year contract with Convergys Corporation ("Convergys"), a provider of billing, customer service and other services, which remains in effect until June 30, 2008. The contract states that Convergys will be the primary provider of certain data processing, professional and consulting, technical support and customer support services for the Company. In return, the Company will be the exclusive provider of local telecommunications services to Convergys. The Company's annual commitment is $45 million per year. As of December 31, 2002, the Company has satisfied its annual commitments to date, as it incurred charges of $45 million, $54 million and $55 million in 2002, 2001, and 2000 respectively.

BCI has contractual obligations to utilize network facilities from various interexchange and local exchange carriers. These contracts are based on a fixed monthly rate with terms extending on certain contracts through 2021. As of December 31, 2002, BCI had committed to approximately $230 million in operating leases related to network utilization. The buyer of substantially all of the Broadband assets, as discussed in Note 21, has agreed to assume approximately $3 million in capital lease commitments and approximately $316 million in operating lease obligations, including the obligations associated with network utilization.

21. SUBSEQUENT EVENTS

On February 22, 2003, certain of the Company's subsidiaries entered into a definitive agreement to sell substantially all of the assets of its Broadband segment, excluding the information technology consulting assets, to C III Communications ("C III"), for up to $129 million in cash and the assumption of certain long-term operating contractual commitments. The contractual commitments to be assumed include approximately $3 million in capital lease commitments and approximately $316 million in operating lease obligations. The sale is subject to certain closing conditions, including approval by the Federal Communications Commission ("FCC") and relevant state public utility commissions. The Company expects to close the sale in 2003. The Company will retain a 3% minority interest in the new company. The carrying value of the current and long-lived assets to be purchased totaled $102.7 million and $40.8 million, respectively as of December 31, 2002. The carrying value of the current and long-term liabilities to be assumed totaled $179.7 million and $293.2 million, respectively, as of December 31, 2002.

On March 26, 2003, the Company issued $350 million of mezzanine financing through Senior Subordinated Discount Notes Due 2009 (the "Mezzanine Financing"). Proceeds from the Mezzanine Financing, net of fees, were used to pay down borrowings under the Company's credit facility. Interest on the Mezzanine Financing will be payable semi-annually on June 30 and December 31, whereby 12% is paid in cash and 4% is accreted on the aggregate principal amount. In addition, purchasers of the Mezzanine Financing will receive 17.5 million common stock warrants, each to purchase one share of Broadwing Common Stock at $3.00 each.

In conjunction with the Mezzanine Financing, the Company's credit facility was also amended and restated to, among other things, extend the revolving commitment, revise the financial covenants and allow for the sale of substantially all of the assets of the Broadband segment. As a result of the terms of the amendment the total borrowing capacity will decrease from $1.825 billion as of December 31, 2002 to approximately $1.343 billion as of December 31, 2003 due to $262 million of scheduled repayments of the term debt facilities and a $220 million prepayment of the outstanding term debt and revolving credit facility from the Mezzanine Financing proceeds. The Company believes that its borrowing availability under the amended credit facility will provide the Company with sufficient liquidity for the foreseeable future. After the credit facility amendment, the Company's debt maturities total $285.1 million in 2003 and $287.1 million in 2004

In March 2003, the Company entered into a supplemental indenture to its 6 3/4% Notes. The supplemental indenture allows for the sale of substantially all of the assets of the Company's Broadband segment, provides that a bankruptcy of Broadwing Communications would not constitute an event of default, amends the definition of change in control by increasing the ownership threshold deemed to be a change in control from 20% of outstanding shares to 45% of outstanding shares and includes covenants restricting the ability of the Company to incur debt and consummate certain asset dispositions. The supplemental indenture also increases the paid-in-kind interest by 2 1/4% from March 2003 through redemption in July 2009, resulting in a per annum interest rate of 9%. Interest expense will be paid in cash semi-annually on January 21 and July 21 of each year at a rate of 6 3/4% per annum, commencing on January 21, 2005. The additional 2 1/4% will accrete, or be added to the principal balance, through the redemption date in July 2009.

In addition, in March 2003, the Company reached an agreement with holders of more than two-thirds of BCI's 12 1/2 percent preferred stock and 9 percent senior subordinated notes to exchange these instruments for common stock of the Company. In order to consummate the exchange offers, the Company expects to issue approximately 26 million new shares of Broadwing Inc. common stock assuming 100% redemption of the outstanding instruments, which represents an increase of 11 percent in the number of shares.

Schedule II

                                 BROADWING INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                                 ($ in millions)

                                                            Additions
                                                            ---------------------------------
                                            Balance at                           Charged                        Balance
                                            Beginning       Charged to        To (from) Other                   At End
                                            of Period        Expenses            Accounts        Deductions    of Period
------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year 2002                                    $ 36.4         $    55.6           $     -          $ 38.8        $    53.2
Year 2001                                    $ 46.5         $    88.4           $     -          $ 98.5        $    36.4
Year 2000                                    $ 50.8         $    71.1           $   1.1 (a)      $ 74.3(b)     $    46.5

DEFERRED TAX VALUATION ALLOWANCE
Year 2002                                    $ 82.4         $ 1,092.5           $ (14.1)(d)      $    -        $ 1,189.0
Year 2001                                    $ 46.6         $    35.8           $     -          $    -        $    82.4
Year 2000                                    $ 17.1         $    30.1           $     -          $  0.6(c)     $    46.6

(a) Primarily includes amounts previously written off which were credited directly to this account when recovered and an allocation of the purchase price for receivables purchased from interexchange carriers.

(b) Primarily includes amounts written off as uncollectible.

(c) Includes amount reversed when benefit was realized.

(d) Includes amount related to benefits from stock options.